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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

Dean Foods Company

(Name of Registrant as Specified In Its Charter)

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2007 PROXY STATEMENT AND
NOTICE OF ANNUAL MEETING
DEAN FOODS COMPANY

Notice of Stockholders’ Meeting
We will hold this year’s annual stockholders’ meeting on Friday, May 18, 2007 at 10:00 a.m. at the Dallas Museum of Art, 1717 North Harwood, Dallas, Texas 75201.
At the meeting, we will ask you to consider and vote on the following proposals recently adopted by our Board of Directors:
▪	Proposal One: A proposal to re-elect Alan J. Bernon, Gregg L. Engles and Ronald Kirk as members of our Board of Directors for a three-year term,

▪	Proposal Two: A proposal to approve a new equity incentive plan, and

▪	Proposal Three: A proposal to ratify our Audit Committee’s selection of Deloitte & Touche LLP as our independent auditor for 2007.
We will also vote on a proposal submitted by a stockholder that is opposed by our Board of Directors.
Finally, we will discuss and take action on any other business that is properly brought before the meeting.
If you were a stockholder on March 23, 2007, you are entitled to vote on the proposals to be considered at this year’s meeting.
This Notice and the accompanying proxy statement are first being mailed to stockholders on or about April 19, 2007.
By order of the Board of Directors,
Sincerely,

Michelle P. Goolsby
Executive Vice President,
Chief Administrative Officer,
General Counsel and Corporate Secretary

YOU ARE INVITED
April 19, 2007
Dear Fellow Stockholders,
We hope that you will come to our annual stockholders’ meeting on Friday, May 18, 2007. At the annual meeting, after we vote on the proposals described in this proxy statement, we will present a brief report on our 2006 results and our outlook for 2007 and beyond. As always, we will conclude the meeting by inviting you to ask questions and make comments. For your convenience, we will present a live webcast of the annual meeting, which you can access through our corporate website at www.deanfoods.com.
     If you have questions regarding any of the matters contained in this proxy statement, please contact our Investor Relations department at 800.431.9214. We look forward to seeing you at this year’s meeting.
Sincerely,
Gregg L. Engles
Chairman of the Board and
Chief Executive Officer

Why did I receive this proxy statement?
On April 19, 2007, we began mailing this proxy statement to everyone who was a stockholder of our Company on March 23, 2007. One purpose of this proxy statement is to let our stockholders know when and where we will hold our annual stockholders’ meeting.
     More importantly, this proxy statement:
•   Includes detailed information about the matters that will be discussed and voted on at the meeting, and
•   Provides updated information about our Company that you should consider in order to make an informed decision at the meeting.
I received more than one proxy statement. Why?
If you received more than one proxy statement, your shares are probably registered differently or are in more than one account. Please vote each proxy that you received.
What will occur at the annual meeting?
First we will determine whether enough stockholders are present at the meeting to conduct business. A stockholder will be deemed to be present at the meeting if the stockholder:
•   Is present in person, or
•   Is not present in person but has voted by telephone, online or mail prior to the meeting.
     According to our bylaws, holders of at least 64,739,530 shares of our common stock (which is a majority of the shares of our common stock that were outstanding on March 23, 2007) must be present at this year’s meeting in order to conduct the meeting. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining if enough stockholders are present (in person or by proxy) to conduct the meeting. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.
     If holders of fewer than 64,739,530 shares are present at the meeting, we will reschedule the meeting. The new meeting date will be announced at the meeting. If enough stockholders are present at the meeting to conduct business, then we will vote on:
•   Proposal One: A proposal to re-elect Alan J. Bernon, Gregg L. Engles and Ronald Kirk as members of our Board of Directors for a three-year term,
•   Proposal Two: A proposal to approve a new equity incentive plan, and
•   Proposal Three: A proposal to ratify our Audit Committee’s selection of Deloitte & Touche LLP as our independent auditor for 2007.
     Proposals One, Two and Three have been approved by our Board of Directors. The Board of Directors is now soliciting your vote on these proposals and recommends that you vote FOR each of Proposals One, Two and Three.
     We will also vote on one stockholder proposal that our Board of Directors opposes.
     On each proposal, you are entitled to one vote for each share of stock that you owned on March 23, 2007. Cumulative voting is not permitted.
Our common stock was the only class of
stock outstanding on March 23, 2007. As of
that date, there were 129,579,059 shares of
common stock outstanding.

After each proposal has been voted on at the meeting, we will discuss and take action on any other matter that is properly brought before the meeting. Also, our management team will report on the highlights of 2006 and our outlook for 2007 and beyond.
How many votes are necessary to re-elect the nominees for director?
The three nominees receiving the highest number of “yes” votes will be elected as directors. This number is called a plurality.
What if a nominee for director is unwilling
or unable to stand for re-election?
Each of the persons nominated for re-election has agreed to stand for re-election. However, if unexpected events arise which cause one or more of them to be unable to stand for re-election, then either:
•   The Board of Directors can vote at the meeting to reduce the size of the Board of Directors, or
•   The Board of Directors may, during the meeting, nominate another person for director.
     Please understand that if our Board of Directors nominates someone at the meeting, the person(s) to whom you have given your proxy will be able to use his or her discretion to vote on your behalf.
How many votes are necessary to pass
the other proposals?
The Audit Committee of our Board of Directors has responsibility for selection of our independent auditor. Stockholder ratification is not required. However, the Board of Directors is soliciting your opinion regarding the selection of Deloitte & Touche LLP. The Audit Committee of the Board of Directors plans to take your opinion into account in selecting our independent auditor for 2008.
     Proposals Two and Three and the stockholder proposal must receive the affirmative vote of a majority of the shares having voting power present (in person and by proxy) at the meeting in order to pass.
How do I vote?
To vote, follow the instructions on the enclosed proxy card or voting card.
     If you are a registered stockholder, you can also vote at the meeting. If your shares are in a brokerage account, you might not be a registered stockholder. In this case, your shares would not be officially registered in your name; rather, they would be registered in your broker’s name (which is sometimes called “street name”). If your shares are in street name, you cannot vote in person at the meeting unless you have a proper power of attorney from your broker. You should, therefore, vote by telephone, online or mail according to the instructions on the enclosed voting card in order to ensure that your vote is counted.
     Please understand that voting by any means other than voting in person at the meeting has the effect of appointing Gregg Engles, our Chairman of the Board and Chief Executive Officer, and Michelle Goolsby, our Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary, as your proxies. They will be required to vote on the proposals described in this proxy statement exactly as you have voted.
     However, if any other matter requiring a stockholder vote is properly raised at the meeting, then Mr. Engles and Ms. Goolsby will be authorized to use their discretion to vote on such issues on your behalf.
     If you sign your proxy card, but do not specify how you want to vote on a proposal, your shares will be voted FOR Proposals One, Two and Three, and AGAINST the stockholder proposal.
We encourage you to vote now (by telephone, online or by mail) even if you plan to attend the meeting in person.

Where can I find the voting results of the meeting?
We will announce preliminary voting results at the meeting. We will publish the final results in our quarterly report on Form 10-Q for the second quarter of 2007. We will file that report with the Securities and Exchange Commission (“SEC”) in August of this year, and you can obtain a copy on our website at www.deanfoods.com, on the SEC’s website at www.sec.gov, or by contacting our Investor Relations department at 800.431.9214 or the SEC at 800.SEC.0330.
What if I want to change my vote?
You can revoke your vote on a proposal at any time before the meeting for any reason. To revoke your proxy before the meeting, either:
•  Write to our Corporate Secretary at 2515 McKinney Avenue, Suite 1200, Dallas, Texas 75201, or
•  Vote again, either by telephone or online (your last vote before the meeting begins will be counted).
     If you are a registered stockholder (or if you hold your shares in “street name” and have a proper power of attorney from your broker), you may also come to the meeting and change your vote in writing or orally.
What if I do not vote?
If you do not vote, your failure to vote could affect whether there are enough stockholders present at the meeting to hold the meeting. Holders of a majority of the outstanding shares of our common stock must be present (in person or by proxy) in order to conduct the meeting. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. However, abstentions will have no effect on Proposal One regarding the election of directors.
     “Broker non-votes” will be considered present for quorum purposes but will not be considered present and entitled to vote on any matter for which a broker does not have authority. Accordingly, “broker non-votes” will not have any impact on the outcome of any proposal.
     If your shares are held in “street name” and you do not vote, your brokerage firm could:
•  Vote for you, if it is permitted by the exchange or organization of which your broker is a member, or
•  Leave your shares unvoted.
     Your broker will be permitted to vote for you on Proposals One and Three regarding the election of directors and the ratification of Deloitte & Touche LLP. If you do not provide your broker with proper instructions, your broker will not be permitted to vote for you on the new equity incentive plan or the stockholder proposal.
How do I raise an issue for discussion or vote at the annual meeting?
According to our bylaws, if a stockholder wishes to present a proposal for consideration at an annual meeting, he or she must send written notice of the proposal by certified mail to our Corporate Secretary by no later than March 1 of the year of the meeting.
     If you would like your proposal to be included in next year’s proxy statement, you must submit it to our Corporate Secretary in writing by no later than December 12, 2007. We will include your proposal in our next annual proxy statement if it is a proposal that we are required to include in our proxy statement pursuant to the rules of the Securities and Exchange Commission.

     You may write to our Corporate Secretary at 2515 McKinney Avenue, Suite 1200, Dallas, Texas 75201.
     According to our bylaws, any proposal properly raised at the meeting by a stockholder will require the affirmative vote of a majority of the shares deemed present at the meeting (whether in person or by proxy).
How much will this solicitation cost and who will pay for it?
We have engaged Georgeson Inc. to assist in the distribution of proxy materials and the solicitation of votes. In addition, certain of our officers may solicit proxies by mail, telephone, fax, e-mail or in person. We will pay Georgeson Inc. a fee of up to $12,000, plus certain expenses. We also will pay all other costs associated with this proxy statement and the solicitation of proxies. Upon request, we will reimburse stockbrokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of our common stock.
Special Dividend
On April 2, 2007, we paid to stockholders of record as of March 27, 2007, a $15 per share special cash dividend. As a result of the payment of a special cash dividend, the number of shares subject to options, the exercise prices of outstanding options and the number of unvested restricted stock units were adjusted effective as of March 27, 2007, in accordance with the terms of the plans under which they were issued. The information concerning options and restricted stock units in this proxy statement, where noted, is presented on a post-adjustment basis for all periods presented.

Our transfer agent, The Bank of New York, will count the votes and act as inspector of election.
Proposal One: Re-Election of Directors
Our Board of Directors is divided into three classes serving three-year terms. This year’s nominees for re-election to the Board of Directors for a three-year term are the following Class III directors:
Alan J. Bernon
Director since August 1997
Mr. Bernon, age 52, has served as President of our Dairy Group since January 1, 2006. From 1997 through the end of 2005, he served as Chief Operating Officer of the Northeast Region of our Dairy Group. He was originally elected to our Board of Directors in connection with our acquisition of The Garelick Companies in 1997. From September 1985 until July 1997, Mr. Bernon served as President of The Garelick Companies.
Gregg L. Engles
Chairman of the Board, Director since October 1994
Mr. Engles, age 49, has served as our Chief Executive Officer and as a director since the formation of our Company in October 1994. From October 1994 until December 21, 2001, he served as Chairman of the Board. When we acquired the former Dean Foods Company (“Legacy Dean”), Mr. Howard Dean was named Chairman of the Board pursuant to the merger agreement concerning our acquisition of Legacy Dean, and Mr. Engles was named Vice Chairman of the Board. In April 2002, Mr. Dean retired, and Mr. Engles resumed his position as Chairman of the Board. Prior to the formation of our Company, he served as Chairman of the Board and Chief Executive Officer of certain predecessors to our Company. In addition to ours, Mr. Engles also serves on the Board of Directors of TreeHouse Foods, Inc.

Ronald Kirk
Director since February 2003
Mr. Kirk, age 52, has been a partner with the law firm of Vinson & Elkins since February 2005. He was a partner with the law firm of Gardere Wynne Sewell LLP from 1994 through January 2005. From June 1995 to November 2001, he also served as Mayor of the City of Dallas, Texas. In addition to ours, Mr. Kirk also serves on the Board of Directors of two other public companies: Brinker International, a restaurant operator (where he also serves on the Governance and Executive Committees), and Petsmart Inc. (where he also serves on the Corporate Governance Committee).
     Mr. Bernon, Mr. Engles and Mr. Kirk were each unanimously nominated for re-election by our Board of Directors following the recommendation of the Governance Committee of our Board of Directors. They have each consented to be re-elected as members of our Board of Directors.

Our Board of Directors recommends that you vote for Mr. Bernon, Mr. Engles and Mr. Kirk.
Proposal Two: Approval of a New Equity Incentive Plan (the “New Plan”)
The Proposal
We currently have two equity incentive plans: the 1997 Stock Option and Restricted Stock Plan (we refer to this plan, as amended, as the “Old Suiza Plan”) and the 1989 Stock Awards Plan (we refer to this plan, as amended, as the “Old Dean Plan”). The number of shares available for issuance under the Old Suiza Plan and the Old Dean Plan (together, the “Old Plans”) are 3,303,731 and 217,000, respectively.
     The number of shares currently available for issuance under the Old Plans is now less than the number of shares necessary for one year’s grant consistent with our prior practices. If the New Plan is approved by our stockholders, the shares remaining available for grant under the Old Plans, plus an additional six million shares under the New Plan, will become available for the issuance of equity awards.
     Our Board of Directors is proposing to approve a new equity incentive plan in order to allow the Compensation Committee of our Board of Directors greater flexibility in determining the types of awards that it can grant and to simplify the administration of our equity plans. Equity awards are an important part of our compensation program and align the interests of our directors and key employees with the long-term interests of our stockholders through the awards of stock options and other equity vehicles.
     Our Board of Directors also believes that adopting the New Plan and thereby increasing the total number of shares available for awards is necessary to ensure that a sufficient number of shares will be available to continue to attract and retain directors, executive officers and other key employees. If the New Plan is not approved, the Company expects that it will not have enough shares in the Old Plans to provide key employees and directors an annual equity grant in 2008 consistent with our prior practices and compensation policies. If the New Plan is approved by our stockholders, we plan to register the offer and sale of the shares of common stock on a registration statement on Form S-8.
     In addition to requiring stockholder approval of the New Plan under requirements of the New York Stock Exchange, stockholder approval is necessary for us to meet requirements for tax deductibility of certain awards under the New Plan pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) of the Code limits the annual federal tax deduction for compensation paid to our Chief Executive Officer and the other four most highly compensated executive officers to $1 million. Certain performance-based compensation is excluded from this limitation.

Description of the New Plan
The following is a summary of our New Plan. For a more complete understanding of the New Plan, please refer to the entire text of the New Plan, a copy of which is included with this proxy statement as Appendix A.
     The purposes of the New Plan are to attract and retain non-employee directors, consultants, executive personnel and other key employees of outstanding ability, to motivate them by means of performance-related incentives and to enable them to participate in our growth and financial success. Eligibility to participate in the New Plan is limited to our non-employee directors, consultants and employees (including officers and directors who are employees), and the non-employee directors, consultants and employees of our subsidiaries.
     The New Plan would be administered by our Compensation Committee, which consists entirely of independent directors. The Compensation Committee will, from time to time, determine the specific persons to whom awards under the New Plan will be granted, the extent of any such awards and the terms and conditions of each award. The Compensation Committee may delegate this authority, in its discretion, to the Chief Executive Officer and/or such other officer as it shall specify, but only with respect to individuals who are not executive officers of the Company. The Compensation Committee or its designee, pursuant to the terms of the New Plan, also will make all other necessary decisions and interpretations under the New Plan.
     Under the New Plan, the Compensation Committee may grant awards of various types of equity-based compensation, including stock options, stock appreciation rights (“SARs”), restricted stock and restricted stock units, performance shares and performance units and other types of stock-based awards. The maximum number of shares that are available to be awarded under the New Plan is six million shares of common stock of the Company, plus any shares remaining for issuance under the Old Plans. The maximum number of shares of our common stock that may be issued under the New Plan with respect to incentive stock options may not exceed one million shares. In addition, no participant may be granted awards of restricted stock, restricted stock units, performance shares and performance units covering more than one million shares in any calendar year and no more than one participant may be granted options and SARs with respect to one million shares of our common stock in any calendar year under the New Plan. No more than $5,000,000 may be paid to any one participant with respect to cash-based awards made during a calendar year under the New Plan. The total number of shares available under the New Plan for awards other than options or SARs shall not exceed two million shares.
Performance Shares and Performance Units; Performance Awards; Performance Criteria
The Compensation Committee may grant awards of performance shares or performance units under the New Plan based upon the achievement of specified performance objectives or the occurrence of other events, such as a change in control, as determined by the Compensation Committee in its discretion. The Compensation Committee has the authority to determine other terms and conditions of the performance shares and performance units. Participants may not transfer any shares underlying such awards before they vest. The Compensation Committee may also grant performance awards under the New Plan. Performance awards may be payable in cash or in shares of common stock, and may relate to a single-year performance period, such as an annual bonus award, or multi-year periods.
     The Compensation Committee may establish performance goals applicable to any award, including performance awards, performance shares and performance units. When establishing a performance goal, the Compensation Committee will determine the performance period over which performance against the goal will be measured and the amount of cash or number or value of shares earned based on the level of the performance goal achieved. Additional provisions relating to the setting of the performance goal, certifying achievement of performance against the goal and the amount earned, and the ability to use negative discretion to reduce the amount earned apply to awards made to executive officers which are intended to meet the tax deductibility rules for “performance-based” compensation under section 162(m) of the Code.
     The New Plan provides that the Compensation Committee may base the performance goals upon the relative or comparative attainment of one or more of the following performance criteria (whether in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies): total stockholder return, stock price, operating earnings or margins, net earnings, return on equity, income, market share, return on investment, return on capital employed, level of expenses, net sales, cash flow and, in the case of persons who are not executive officers, such other criteria as may be determined by the Compensation Committee. Performance criteria may be established on a Company-wide basis or with respect to one or more business units or divisions or subsidiaries. When establishing performance criteria for a performance period, the Compensation Committee may exclude any or all charges or costs associated with restructurings of the Company or any subsidiary, mergers, acquisitions, divestitures, discontinued operations, other unusual or non-recurring items, the cumulative effects of accounting changes or such other objective factors as the Compensation Committee deems appropriate.
Restricted Stock and Restricted Stock Units
The Compensation Committee may grant awards of restricted stock and restricted stock units under the New Plan. The restricted stock and restricted stock units are forfeitable until they vest, and the participant may not transfer the restricted stock before it vests. Unless otherwise determined by the Compensation Committee, the restricted stock and the restricted stock units will generally vest ratably over five years on each anniversary of the date of grant (subject to the participant’s continued service with us) or upon satisfaction of any additional conditions to vesting, such as the achievement of specified performance objectives or changes in control, as determined by the Compensation Committee in its discretion. Unless otherwise determined by the Compensation Committee or provided in an employment or individual severance agreement, if a participant’s service is terminated by reason of death, disability or retirement during the restricted period, a pro rata portion of any restricted stock or restricted stock units held by the participant will vest and become not forfeitable based on the number of full calendar months of the participant’s service relative to the number of months in the restricted period at the date of termination. If a participant’s service is terminated for any other reason, any restricted stock or restricted stock units held by the participant will be immediately forfeited and canceled (unless otherwise determined by the Compensation Committee or provided in an employment or individual severance agreement), and, in any event, all such restricted stock and restricted stock units will be immediately forfeited and canceled upon termination of service for cause.
Stock Options and Stock Appreciation Rights
The Compensation Committee may grant awards of stock options and stock appreciation rights under the New Plan. The stock options may be either “incentive stock options” (as that term is defined in Section 422 of the Code), which provide the recipient with favorable tax treatment, or options that are not incentive stock options (“non-qualified stock options”). The Compensation Committee has the authority to determine the terms and conditions of the stock options, including the number of shares subject to each stock option and SAR, the exercise price per share, which must be at least the fair market value of a share of our common stock on the date of grant (as determined in accordance with the New Plan), and when the stock option or SAR will become exercisable. Unless otherwise determined by the Compensation Committee, the stock options and SARs will become vested and exercisable in three approximately equal installments on each of the first three anniversaries of the date of grant. Options and SARs may also become exercisable upon satisfaction of any additional conditions to vesting, such as the achievement of specified performance objectives or changes in control, as determined by the Compensation Committee in its discretion. The exercise period for any stock options and SARs awarded under the Plan may not extend beyond ten years from the date of grant.
     Stock options and SARs awarded under the New Plan that become vested and exercisable may be exercised in whole or in part. The exercise price of a stock option award may be paid either in cash or cash equivalents or, if permitted by the Compensation Committee, with previously acquired shares of our common stock, by means of a brokered cashless exercise or by a combination of the foregoing provided that the consideration tendered, valued as of the date tendered, is at least equal to the exercise price for the stock options being exercised. Additionally, to the extent permitted by the Compensation Committee, options may be “net exercised,” that is, the excess, if any, of the full market value of the shares being exercised at the date of exercise over the exercise price for such shares will be delivered in shares without any requirement that the participant pay the exercise price.
     Stock appreciation rights, or SARs, are similar to stock options, except that no exercise price is required to be paid. Upon exercise of a SAR, the participant will receive payment equal to the increase in the fair market value of a share of common stock on the date of exercise over the exercise price (fair market value on date of grant) times the number of shares as to which the SAR is being exercised. The payment will be made in cash or shares of common stock of equivalent value.
     Unless otherwise determined by the Compensation Committee or provided for in an employment or individual severance agreement, if a participant’s service is terminated by reason of death or disability, all stock options and SARs held by the participant at the date of termination will vest and become exercisable and will remain exercisable until the earlier of (i) the first anniversary of such termination (or, for incentive stock options, the first anniversary of such termination) or (ii) the expiration date of the option or SAR. If a participant’s service is terminated for any other reason, any stock options held by the participant that have not become vested and exercisable will be immediately canceled and any stock options that have become vested and exercisable will remain exercisable for 90 days following such termination. In any event, all stock options and SARs (whether or not then vested and exercisable) will be immediately canceled upon termination of service for cause.
Other Stock-Based Awards
The New Plan permits the Compensation Committee to grant other forms of stock-based awards with such terms and conditions as the Compensation Committee determines, including provisions relating to the impact of termination of service and a change in control. Such awards may include outright grants of shares without restriction or awards structured to meet the requirements of non-U.S. law or practice. Such awards may be settled by the issuance of shares or by a cash payment equal to the value of the shares earned under the award.
Change in Control
Except as otherwise provided in an employment or individual severance agreement or award agreement, upon a change in control (as defined in the New Plan) of the Company, (i) all outstanding stock options and SARs will become immediately vested and exercisable; (ii) the restricted period of all outstanding restricted stock and restricted stock units will immediately lapse; and (iii) each outstanding performance share and performance unit will be canceled in exchange for the greater of (i) target or (ii) actual performance to date. In addition, the Compensation Committee may provide that in connection with a change in control:
•	each stock option and SAR will be canceled in exchange for an amount equal to the excess, if any, of the fair market value of our common stock over the exercise price for such option or SAR; and

•	each share of restricted stock and each restricted stock unit will be canceled in exchange for an amount equal to the fair market value multiplied by the number of shares of our common stock covered by such award. All amounts payable as a result of a change in control will be paid in cash or, at the discretion of the Compensation Committee, in shares of stock of any new employer.
     If a change in control occurs as a result of a merger, reorganization, consolidation or sale of all or substantially all of our assets, any participant whose service is involuntarily terminated (other than for cause) on or after the date on which our stockholders approve the transaction giving rise to the change in control will be treated for purposes of the New Plan as continuing service with us until the consummation of the change in control and to have been terminated immediately thereafter.
Amendment and Termination
The Board may terminate or suspend the New Plan at any time, and from time to time may amend or modify the New Plan, provided that without the approval by a majority of the votes cast at a duly constituted meeting of stockholders, no amendment or modification to the New Plan may (i) materially increase the benefits accruing to participants under the New Plan, (ii) except as a result of an adjustment in capitalization or similar adjustments, materially increase the number of shares of stock subject to awards under the New Plan or the number of awards or amount of cash that may be granted to a participant under the New Plan, (iii) materially modify the requirements for participation in the New Plan, or (iv) materially modify the New Plan in any way that would require stockholder approval under any regulatory requirement that the Compensation Committee determines to be applicable. Consequently, the New Plan cannot be amended to permit the grant of options or SARs at below fair market value exercise prices without shareholder approval. No amendment, modification or termination of the New Plan shall in any material way adversely affect any award previously granted under the New Plan without the consent of the participant. The New Plan shall continue in effect, unless sooner terminated by the Board, until March 1, 2017, the tenth anniversary of the date on which the New Plan was adopted by the Board of Directors, at which time no additional awards may be granted after that date.
Summary of Federal Tax Consequences
The following is a brief description of the federal income tax treatment that generally applies to New Plan awards. The description is based on current federal tax laws, rules and regulations, which are subject to change, and does not purport to be a complete description of the federal income tax aspects of the New Plan. A participant may also be subject to state, local and foreign taxes.
Non-Qualified Stock Options. The grant of a non-qualified stock option will not result in taxable income to the participant. The participant will realize ordinary income at the time of exercise in an amount equal to the excess, if any, of the then fair market value of the stock acquired over the exercise price for those shares, and we will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains or losses, with the basis in such stock equal to the fair market value of the shares at the time of exercise.
Incentive Stock Options. The grant of an incentive stock option will not result in taxable income to the participant. The exercise of an incentive stock option will not result in taxable income to the participant if the participant was, without a break in service, employed by us or an affiliate from the date of the grant of the option until the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled). The excess, if any, of the fair market value of the stock at the time of the exercise over the exercise price is an adjustment that is included in the calculation of the participant’s alternative minimum taxable income for the tax year in which the incentive stock option is exercised.
     If the participant does not sell or otherwise dispose of the stock within two years from the date of the grant of the incentive stock option or within one year after the transfer of such stock to the participant, then, upon disposition of such stock, any amount realized in excess of the exercise price will be taxed to the participant as capital gain, and we will not be entitled to a corresponding deduction. A capital loss will be recognized to the extent that the amount realized is less than the exercise price. If the foregoing holding period requirements are not met, the participant will generally realize ordinary income at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess, if any, of the fair market value of the stock on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price, and we will be entitled to a corresponding deduction. If the amount realized exceeds the value of the shares on the date of exercise, the additional amount will be capital gain. If the amount realized is less than the exercise price, the participant will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.
Stock Appreciation Rights. The grant of a stock appreciation right will not result in taxable income to the participant. The participant will realize ordinary income at the time of exercise in an amount equal to the amount of cash or the fair market value of the shares paid upon exercise, and we will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of any shares received will be treated as capital gains or losses, with the basis in such stock equal to the fair market value of the shares at the time of exercise.
Restricted Stock and Performance Shares. A grant of restricted stock or performance shares will not result in taxable income to the participant at the time of grant, and we will not be entitled to a corresponding deduction, assuming that the shares are subject to transferability restrictions and that certain restrictions on the shares constitute a “substantial risk of forfeiture” for federal income tax purposes. Upon vesting, the holder will realize ordinary income in an amount equal to the then fair market value of the vested shares, and we will be entitled to a corresponding deduction. Gains or losses realized by the participant upon subsequent disposition of such shares will be treated as capital gains or losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting. Dividends paid to the holder of restricted stock during the restricted period also will be compensation income to the participant, and we will be entitled to a corresponding deduction when the dividends no longer are subject to a substantial risk of forfeiture or become transferable. A participant may elect, pursuant to Section 83(b) of the Code, to have income recognized at the date a restricted stock award or performance share award, as the case may be, is granted and to have the applicable capital gain holding period commence as of that date. In such a case, we will be entitled to a corresponding deduction on the date of grant.
Restricted Stock Units and Performance Units. A grant of restricted stock units or performance units will not result in taxable income to the participant at the time of grant, and we will not be entitled to a corresponding deduction. Upon vesting and issuance of the underlying shares, the holder will realize ordinary income in an amount equal to the then fair market value of the issued shares, and we will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains or losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting and issuance. Dividend equivalents paid to the holder of restricted stock units during the restricted period also will be compensation income to the participant, and we will be entitled to a corresponding deduction when the dividend equivalents are paid. No election pursuant to Section 83(b) of the Code may be made with respect to restricted stock units and performance units.

Performance Awards and Other Stock-Based Awards. A grant of a performance award or other stock-based award will not result in taxable income to the participant at the time of grant, and we will not be entitled to a corresponding deduction. Upon payment of cash or the vesting or issuance of the underlying shares, the participant will realize ordinary income in an amount equal to the cash received or the then fair market value of the issued shares, and we will be entitled to a corresponding deduction. Gains or losses realized by the participant upon subsequent disposition of such shares will be treated as capital gains or losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting and issuance.
Section 162(m). With respect to certain executive officers, including the Chief Executive Officer, the amount of compensation payments that may be deducted by us in any given taxable year may be limited to $1 million, regardless of whether we would otherwise be entitled to a deduction for such payments. This limit does not apply to performance-based compensation that satisfies certain conditions. The New Plan has been designed so that options, SARs, performance awards, performance shares and performance units can be awarded in a manner that should satisfy the applicable conditions and be deductible on the same basis as applies to all employees generally. In the ordinary course, restricted stock and restricted stock unit awards would not qualify for this performance-based exception to the deduction limit.
Section 409A. Recently enacted Section 409A of the Code may cause certain deferred compensation amounts to be deemed currently taxable and at a rate of income taxation at least 20% higher than would otherwise apply to such amounts, if the conditions specified in that Section are not satisfied. It is intended that any amounts awarded pursuant to the New Plan that are treated as deferred compensation for purposes of such Section shall be administered in a manner intended to comply with such requirements, to the extent applicable to such compensation.
Tax Withholding. As a condition to the delivery of any shares to the recipient of an award, we may require the recipient to make arrangements for meeting certain tax withholding requirements in connection with the award.
     The preceding is based on current federal tax laws and regulations, which are subject to change, and does not purport to be a complete description of the federal income tax aspects of the New Plan. A participant may also be subject to state and local taxes.
Plan Benefits. As of March 23, 2007, approximately 16,000 persons were eligible to receive awards under the New Plan, including our executive officers and non-employee directors. The granting of awards under the New Plan is discretionary, and we cannot now determine the number or type of awards to be granted in the future to any particular person or group. As the types of awards available for issuance under the New Plan differ from those available under the Old Plans, awards made under such Old Plans in 2006 are not illustrative of the awards that could be made under the New Plan in 2007 and in future years.
     On April 3, 2007, the last reported sale price of our common stock on the New York Stock Exchange was $33.70.

     Our Board of Directors recommends that you vote for the approval of the new equity incentive plan.

Proposal Three: Ratification of Selection of Independent Auditor
The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP to serve as our independent auditor for the 2007 fiscal year and is soliciting your ratification of that selection.
     Your ratification of the Audit Committee’s selection of Deloitte & Touche LLP is not necessary because the Audit Committee has responsibility for selection of our independent auditor. However, the Audit Committee will take your vote on this proposal into consideration when selecting our independent auditor in the future.

The Audit Committee of our Board of Directors has responsibility for overseeing our financial reporting and various other matters. See page 20 of this proxy statement for further information about the responsibilities of our Audit Committee and page 23 for an important report by the Audit Committee.

Our Board of Directors recommends that you vote for the proposal to ratify the selection of Deloitte & Touche LLP as our independent auditor for 2007.
Stockholder Proposal
We received a proposal (the “Stockholder Proposal”) from the International Brotherhood of Teamsters, as the custodian and trustee of the Teamsters General Fund (the “Funds”), whose address is International Brotherhood of Teamsters, 25 Louisiana Avenue, NW, Washington, DC 20001. The Funds beneficially own approximately 100 shares of our common stock. The International Brotherhood of Teamsters intends to introduce the following resolution at our annual meeting of stockholders and has furnished the following statement in support of the proposal:
Resolved:
That the shareholders of Dean Foods (“Company”) urge the Board of Directors to take the necessary steps to amend the by-laws to require that, subject to any presently existing contractual obligations of the Company, the Chairman of the Board of Directors shall not concurrently serve as the Chief Executive Officer.
Supporting Statement:
The Board of Directors is elected by shareholders to oversee management and its Chairman provides leadership for the Board. The Business Roundtable has noted that “the paramount duty of the Board of Directors is to select a Chief Executive Officer (“CEO”) and to oversee the CEO and other senior management ... “ The Business Roundtable, Principles of Corporate Governance, May 2002.
     To be effective, a Board of Directors must be led by a Chair who is independent of management because, we believe, having the same individual serve as both Chairman and CEO necessarily impairs the Chair’s ability to hold the CEO accountable.
     Our Company’s Chairman, Mr. Gregg Engles, is also currently its CEO.
     The Conference Board recently issued a report that addressed this topic by a Commission, including John Snow, former U.S. Treasury Secretary and former Chairman of CSX Corporation; John Bogle, Founder and former Chairman of Vanguard Group; Arthur Levitt Jr., former SEC Chairman; and, former Federal Reserve System Chairman Paul Volcker. The report stated:
The Commission is profoundly troubled by the corporate scandals of the recent past. The primary concern in many of these situations is that strong CEOs appear to have exerted a dominate influence over their boards, often stifling the efforts of directors to play the central oversight role needed to ensure a healthy system of corporate governance. . .
     The ultimate responsibility for good corporate governance rests with the board of directors. Only a strong, diligent and independent board of directors that understands the key issues, provides wise counsel and asks management the tough questions is capable of ensuring that the interests of shareowners as well as other constituencies are being properly served. [The Conference Board Commission on Public Trust and Private Enterprise, Findings and Recommendations, Jan. 9, 2003.]
     The Report discussed three principal approaches to provide the appropriate balance between board and CEO functions, including:
     The roles of Chairman and CEO would be performed by two separate individuals, and the Chairman would be one of the independent directors. The Commission recommends that each corporation give careful consideration, based on its particular circumstances, to separating the offices of the Chairman and Chief Executive Officer. The Commission believes that separating the positions of Chairman and CEO is fully consistent with the objectives of the Sarbanes-Oxley Act, the proposed New York Stock Exchange listing requirements, and the proposed NASDAQ requirements, and that separating the roles of Chairman and CEO enhances implementation of the Act and stock exchange reforms.
     We urge your support FOR this proposal, which would restore balance between the Chair and CEO functions by requiring that the Chair of the Board of Directors not also serve as the CEO.
What is the Company’s position regarding the Stockholder Proposal?
Our Board of Directors has carefully considered the Stockholder Proposal and recommends that our stockholders vote AGAINST it for the following reasons.
     Our Company adheres to high standards of corporate governance. Our Board of Directors is composed primarily of independent directors, as that term is defined in the New York Stock Exchange Rules and our Corporate Governance Principles. We have a strong and active Board of Directors that understands our business and works closely with our Chief Executive Officer and other senior management to provide advice and counsel regarding key aspects of our business, including strategic planning, management development and succession, operating performance, compliance and shareholder returns. The non-employee members of our Board of Directors meet in executive session, outside the presence of management, including the Chief Executive Officer, on a regular basis.
     The independent members of our Board of Directors have appointed a Lead Director who is responsible for calling all meetings of our Board of Directors, approving the schedule and agenda for all meetings of our Board of Directors, and presiding at executive sessions of the Board of Directors. The Lead Director, who according to our Corporate Governance Principles must be independent, as described above, also serves as a liaison between the non-employee directors and our Chief Executive Officer.
     Each year, our Board of Directors conducts a thorough self-evaluation to ensure that it is functioning effectively. Moreover, the Compensation Committee of our Board of Directors conducts rigorous annual evaluations of our Chief Executive Officer. At the beginning of each year, the Compensation Committee establishes specific objectives for the Chief Executive Officer for the upcoming year. At the end of each year, the Compensation Committee evaluates his performance against those objectives and takes the results of this evaluation into consideration when setting his compensation for the next year. Criteria considered by the Compensation Committee in its evaluation of our Chief Executive Officer have included: shareholder return and earnings per share growth; the Company’s credibility with the investment community; relationship with our Board of Directors; leadership in the development and execution of our strategic plan; certain tactical and operational goals; the professional development of senior management; and leadership in establishing and maintaining a culture of compliance, ethical behavior and social responsibility throughout our Company.
     All members of the Audit, Governance and Compensation Committees of our Board Directors are independent. Therefore, oversight of critical matters such as the integrity of our financial statements, executive compensation

(including the compensation of the Chief Executive Officer), the nomination of directors and evaluation of the Board of Directors and its Committees and the Chief Executive Officer is entrusted solely to independent directors.
     Our Board of Directors takes seriously its responsibility to oversee our Chief Executive Officer and other members of management, and believes that it is effective in its efforts. Having considered the particular circumstances of our Company, including our stringent Corporate Governance Principles, the individual attributes of our current Board members, including our Chief Executive Officer, and the highly effective manner in which our Board members perform their duties, both individually and as a whole, it is our Board of Directors’ belief that, at this time, there is no need to separate the offices of Chairman of the Board and Chief Executive Officer. Moreover, it is the opinion of the Board of Directors that, given these considerations and the unique and valuable contributions that our current Chief Executive Officer provides in his position as Chairman of the Board, it is in the best interest of our Company and our stockholders not to separate these positions.

For these reasons, our Board of Directors recommends that you vote against the Stockholder Proposal.
Who is on our Board of Directors?
Our Board of Directors is authorized to have between ten and fifteen members. The Board of Directors has the ability to determine the appropriate number of members within that range in order to maximize the Board of Directors’ effectiveness and efficiency. We currently have thirteen directors. Following the annual meeting, we expect to have twelve directors. The Board anticipates filling the vacancy. The Board of Directors is divided into three classes, each of whose members serve for staggered three-year terms.
     In addition to the three directors nominated for re-election, the following persons currently serve on our Board of Directors:
Lewis M. Collens
Director since December 2001
Mr. Collens, age 69, has served as the President of Illinois Institute of Technology (“IIT”) and Chairman of IIT Research Institute since 1990. From 1974 to 1990, he served as Dean of IIT Chicago-Kent College of Law. Mr. Collens was originally elected to our Board of Directors in connection with our acquisition of Legacy Dean on December 21, 2001. Mr. Collens had served on the Board of Directors of Legacy Dean since 1991 and was Chairman of its Audit Committee and a member of its Corporate Governance Committee. His term will expire in 2009.
Tom C. Davis
Director since March 2001
Mr. Davis, age 58, has served as Managing Partner of Gryphon Special Situations Fund L.P. since July 2004. He also serves as Chief Executive Officer of The Concorde Group, a private investment firm, since March 2001. He was the managing partner and head of banking and corporate finance for the Southwest division of Credit Suisse First Boston from March 1984 to February 2001. In this position, Mr. Davis worked with several large private equity firms, in addition to a variety of public and private companies, including companies in the broadcast and telecommunications, energy, foodservice, food processing and retailing industries. In addition to ours, Mr. Davis also serves on the Boards of Directors of Affirmative Insurance Holdings, Inc., an insurance holding company, and Westwood Holdings Group, an investment management and trust services company, both of which have issued publicly-traded securities. His term will expire in 2008.

Stephen L. Green
Director since October 1994
Mr. Green, age 56, has served as a general partner of Canaan Capital Partners, L.P., the general partner of Canaan Capital Limited Partnership and Canaan Capital Offshore Limited Partnership, C.V., since November 1991. From October 1985 until November 1991, Mr. Green served as Managing Director of GE Capital’s Corporate Finance Group. His term will expire in 2008.
Joseph S. Hardin, Jr.
Director since May 1998
Mr. Hardin, age 61, served as Chief Executive Officer of Kinko’s, Inc. from May 1997 until January 2001. Currently retired, Mr. Hardin held a variety of positions from 1986 to April 1997 with increasing responsibility at Wal-Mart Stores, Inc., ultimately as an Executive Vice President and as the President and Chief Executive Officer of SAM’s Club, the wholesale division of Wal-Mart Stores, Inc. In addition to our Board, Mr. Hardin serves on the Boards of Directors of American Greetings Corporation (where he also serves on the Governance/Nominating & Compensation Committees) and Petsmart, Inc. (where he serves on the Governance Committee). His term will expire in 2008.
Janet Hill
Director since December 2001
Mrs. Hill, age 59, has served as Vice President of Alexander & Associates, a corporate consulting firm, since 1981. She was originally elected to our Board of Directors in connection with our acquisition of Legacy Dean in December 2001. Mrs. Hill had served on the Board of Directors of Legacy Dean since 1997 and was a member of its Audit and Corporate Governance Committees. In addition to our Board, Mrs. Hill serves on the Boards of two other public companies: Wendy’s International (where she also serves on the Compensation Committee) and Sprint Nextel Corporation (where she also serves on the Compensation and Corporate Governance and Nominating Committees). She also serves as a trustee of Duke University. Her term will expire in 2009.
John S. Llewellyn, Jr.
Director since December 2001
Mr. Llewellyn, age 72, served as President and Chief Executive Officer of Ocean Spray Cranberries, Inc. from 1988 until his retirement in 1997. He was originally elected to our Board of Directors in connection with our acquisition of Legacy Dean in December 2001. Mr. Llewellyn had served on the Board of Directors of Legacy Dean since 1994 and was a member of its Compensation and Corporate Governance Committees. He will retire from the Board when his term expires at the Annual Meeting held on May 18, 2007.
John R. Muse
Director since November 1997
Mr. Muse, age 56, is Chairman of HM Capital Partners LLC (formerly known as Hicks, Muse, Tate & Furst Incorporated), a private equity firm, which he co-founded in 1989. Mr. Muse was a member of the Board of Directors of The Morningstar Group Inc. prior to our acquisition of that company in November 1997. In addition to our Board, he also serves on the Board of Directors of Swift & Company (where he also serves on the Executive Committee), a meat packing company, which has issued publicly-traded securities. His term will expire in 2008.
Hector M. Nevares
Director since October 1994

Mr. Nevares, age 56, was President of Suiza Dairy, a Puerto Rico dairy processor, from June 1983 until September 1996, having served in additional executive capacities at Suiza Dairy since June 1974. Mr. Nevares served as a consultant for us from March 1998 until April 2000. His term will expire in 2009.
Pete Schenkel
Director since January 2000
Mr. Schenkel, age 71, joined our Company in January 2000 as President of our Dairy Group and a member of our Board of Directors. Effective December 31, 2005, Mr. Schenkel retired as President of our Dairy Group. He now serves as Vice Chairman of our Board of Directors. From 1959 to December 31, 1999, he served in various capacities at Southern Foods Group (now a part of our Dairy Group), including Chairman of the Board and Chief Executive Officer from 1994 through 1999, and President from 1987 to 1994. He was originally elected to our Board of Directors in connection with our acquisition of Southern Foods Group in January 2000. His term will expire in 2009.
Jim L. Turner
Director since November 1997
Mr. Turner, age 61, retired in June 2005 from Dr Pepper/Seven Up Bottling Group, Inc., where he had served as President and Chief Executive Officer since its formation in 1999. Prior to that, since 1985, he was the Owner/Chairman of the Board and Chief Executive Officer of the Turner Beverage Group, the largest privately owned independent bottler in the United States. Mr. Turner was a member of the Board of Directors of The Morningstar Group Inc. prior to our acquisition of that company in November 1997. Mr. Turner also serves on the Board of Directors and on the Compensation Committee of Crown Holdings, Inc., a manufacturer of consumer packaging products and is Chairman of Baylor University’s Board of Regents. His term will expire in 2009.
Who are our independent directors?
Under applicable New York Stock Exchange rules, a director qualifies as “independent” only if the Board of Directors affirmatively determine that he or she has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a material relationship with the company). Our Board of Directors conducts an annual assessment of the independence of each member of our Board of Directors, taking into consideration all relationships between our Company and/or our officers, on the one hand, and each director on the other, including the director’s commercial, economic, charitable and family relationships, and such other criteria as our Board of Directors may determine from time to time. The guidelines established by our Board of Directors to determine director independence are available on our website at www.deanfoods.com.
     In making its independence determinations the Board considered the following relationships and transactions in addition to those described under “Transactions with Related Persons” on page 40 of this proxy statement. In 2007, our Board determined that the following members of our Board of Directors are “independent,” as that term is used in the New York Stock Exchange rules and our Corporate Governance Principles: Lewis Collens, Tom Davis, Steve Green, Joseph Hardin, Janet Hill, Ron Kirk, John Muse, Hector Nevares and Jim Turner. Mr. Engles, Mr. Schenkel and Mr. Bernon are all current employees of our Company and, therefore, they are not independent. Our Board of Directors has determined that Mr. Llewellyn is not independent because his son is a partner with Deloitte & Touche LLP, our independent audit firm. Mr. Llewellyn will retire from the Board effective May 18, 2007.
     Mr. Kirk serves on the Board of Directors of Brinker International Inc. and Mrs. Hill serves on the Boards of Directors of Wendy’s International, Inc. and Sprint Nextel Corporation. We sell products to Brinker International

Inc. and Wendy’s International, Inc., and we purchase products and services from Sprint Nextel Corporation, all in the ordinary course of our business. In 2006, Wendy’s International, Inc. paid approximately $16.7 million, and Brinker International Inc. paid approximately $8.3 million for purchases of our products. We paid approximately $7.0 million for products and services purchased from Sprint Nextel Corporation in 2006. These amounts are not material either to us or to the other party. Our Board of Directors has determined, considering all relevant facts and circumstances, that these relationships are not material and do not impact Mr. Kirk’s or Mrs. Hill’s status as independent directors, as defined by the rules of the New York Stock Exchange and our Corporate Governance Principles.
     In 2006, we made a contribution of approximately $25,000 to Students in Free Enterprise (“SIFE”), a non-profit charitable organization. Mr. Hardin and Mr. Engles both serve on the Board of Directors of SIFE. There are more than 200 people currently serving on the Board of Directors of SIFE. The contribution that we made to SIFE is not material to us or to SIFE. Our Board of Directors has determined, considering all relevant facts and circumstances, that neither our relationship nor Mr. Engles’ relationship with SIFE is material and that Mr. Hardin’s relationship with SIFE does not have a material impact on his relationship with us or with Mr. Engles. Therefore, our Board of Directors has determined that Mr. Hardin is an independent director, as defined by the rules of the New York Stock Exchange and our Corporate Governance Principles.
What are the responsibilities of our Board of Directors?
Our Board of Directors is responsible for overseeing and interacting with senior management with respect to key aspects of our business, including strategic planning, management development and succession, operating performance, compliance and shareholder returns. It is the responsibility of the Board of Directors to select and evaluate a well-qualified Chief Executive Officer of high integrity, and to approve the appointment of other members of the senior management team. The Board of Directors provides general advice and counsel to our Chief Executive Officer and other senior executives.
     All directors are expected to avoid conflicts of interest and to represent the best interests of our stockholders in maintaining and enhancing the success of our business. The Board conducts a self-evaluation annually to ensure that it is functioning effectively.
     Members of our Board of Directors are required to regularly attend Board meetings and to attend our Annual Meeting of Stockholders, unless an emergency prevents them from doing so. All directors attended our 2006 Annual Meeting of Stockholders.
     Our Board of Directors meets according to a set schedule and also holds special meetings and acts by unanimous written consent from time to time as appropriate. The Board met nine times during 2006, including four regular meetings and five special meetings, and acted by unanimous written consent one time. In 2006, all directors attended at least 75% of the meetings of the Board of Directors and the Committees on which they serve.
     The Board of Directors has adopted a set of Corporate Governance Principles for our Company, a copy of which is accessible through our corporate website at www.deanfoods.com.
     Our Board of Directors has elected Mr. Hardin to serve as our Lead Director. According to the requirements of our Corporate Governance Principles, the Lead Director, who must be an independent director, (1) calls all Board meetings, (2) approves the schedule and agenda for all Board meetings, (3) presides at executive sessions of the Board and (4) acts as a liaison between the non-employee directors and our Chief Executive Officer. The independent directors on our Board meet in executive session at the end of each regularly scheduled Board meeting.

How much are Board members paid?
Our objectives for outside director compensation are to remain competitive with the compensation paid to outside directors of comparable companies so that we may attract and retain qualified candidates for Board service and to reinforce our practice of encouraging stock ownership by our directors. For the fiscal year ended December 31, 2006, non-employee directors were entitled to receive the following cash compensation:
•  $35,000 annual retainer, payable quarterly in arrears, plus
•  $3,000 for each meeting (Board of Directors or Committee) attended in person and $1,000 for each meeting attended by telephone, plus
•  $5,000 per year for serving on the Audit Committee or Compensation Committee and $2,000 per year for serving on any other Board Committee, plus
•  $10,000 per year for chairing the Audit Committee or Compensation Committee and $4,000 for chairing any other Committee, plus
•  $25,000 per year for serving as Lead Director.
     Directors may elect to receive their fees in restricted stock rather than in cash. If a director makes this election, he or she will receive shares with a value equal to 150% of the cash amount owed to him or her, determined as of the last day of the quarter based on the average closing price of our common stock over the last 30 trading days of the quarter. One-third of the restricted shares vest on the grant date; one-third vest on the first anniversary of the grant date; and the final one-third vest on the second anniversary of the grant date. In 2006, Mrs. Hill elected to receive all of her fees in cash, and Mr. Kirk elected to receive one-half of his fees in cash. All other directors elected to receive their fees in shares of restricted stock.
     In addition to cash compensation, on June 30th of each year, each non-employee director receives a grant of 7,500 immediately exercisable stock options and 2,550 stock units that vest over a three-year period (except in the event of a change in control, in which case the stock units would automatically vest).
     The table on the next page summarizes the compensation paid to our non-employee directors for the fiscal year ended December 31, 2006:
Director Compensation Table for Fiscal Year 2006

	Fees
	Earned or
	Paid in	Stock	Option
Name	Cash (1)	Awards (2)	Awards (3)	Total (4)(5)

Lewis M. Collens	$65,000	$125,260	$85,275	$275,535
Tom C. Davis	72,000	129,053	85,275	286,328
Stephen L. Green	116,000	152,297	85,275	353,572
Joseph S. Hardin, Jr.	150,000	170,500	85,275	405,775
Janet Hill	71,000	90,861	85,275	247,136
Ronald Kirk	75,000	108,499	85,275	268,774
John S. Llewellyn, Jr.	64,000	124,934	85,275	274,209
John R. Muse	52,000	118,453	85,275	255,728
Hector M. Nevares	93,000	140,197	85,275	318,472
Jim L. Turner	89,000	138,011	85,275	312,286

(1)	This table includes the stated value of fees earned as if paid in cash. Directors may elect to receive their earned fees in shares of restricted common stock rather than in cash. If a director makes this election, he or she will receive shares with a value equal to 150% of the cash amount owed to him or her, determined as of the last day of the quarter based on the average closing price of our common stock over the last 30 trading days of the quarter. One-third of the restricted shares vest on the grant date; one-third vest on the first anniversary of the grant date; and the final one-third vest on the second anniversary of the grant date. In 2006, Mrs. Hill elected to receive all of her fees in cash, and Mr. Kirk elected to receive one-half of his fees in cash. All other directors elected to receive their fees in shares of restricted stock. For directors who elected to receive restricted shares instead of cash for all or part of the fees earned in 2006, the amounts shown in this column include the dollar value of amounts received in restricted stock that would have been paid in cash if the director had not elected to receive the fees in shares of restricted stock instead of cash. Amounts over this cash value received in restricted stock are included in the stock awards column as described in footnote 2. For directors other than Mrs. Hill, a portion of the amount shown in this column is subject to vesting in future years.

(2)	On June 30 of each year, each non-employee director receives a grant of 2,550 stock units that vest over a three-year period (except in the event of a change in control, in which case the stock units would automatically vest). This column reflects the dollar amount recognized in 2006 for financial reporting purposes for the fair value of stock awards granted in 2006, as well as prior fiscal years, in accordance with FAS 123R “Share Based Payment”. The assumptions used in valuing the stock units we granted during 2006 are described under the caption “Stock units” in Note 10 to our consolidated financial statements on Form 10-K for the year ended December 31, 2006. The grant date fair value of all Stock units awarded in 2006 was $25.31, computed in accordance with FAS 123R (as adjusted for the special cash dividend). As of December 31, 2006, each non-employee director had the following aggregate number of Stock units outstanding (on a post special dividend adjusted basis): Lewis M. Collens, 10,683; Tom C. Davis, 7,724; Stephen L. Green, 15,121; Joseph S. Hardin, 15,121; Janet Hill, 7,724; Ronald Kirk, 7,724; John S. Llewellyn, 7,724; John R. Muse, 7,724; Hector M. Nevares, 15,121; and Jim L. Turner, 7,724. In addition, this column includes the incremental market value of restricted stock granted during 2006 to directors who elected to receive some or all of their fees in restricted stock rather than in cash. If a director made this election, he or she received shares with a value equal to 150% of the cash amount owed to him or her, determined as of the last day of the quarter based on the average closing price of our common stock over the last 30 trading days of the quarter. One-third of the restricted shares vest on the grant date; one-third vest on the first anniversary of the grant date; and the final one-third vest on the second anniversary of the grant date. As of December 31, 2006, each non-employee director had the following aggregate number of shares of restricted stock: Lewis M. Collens, 2,610; Tom C. Davis, 2,790; Stephen L. Green, 4,258; Joseph S. Hardin, 5,292; Ronald Kirk, 1,268; John S. Llewellyn, 2,787; John R. Muse, 1,980; Hector M. Nevares, 3,294; and Jim L. Turner, 3,306.

(3)	This column reflects the dollar amount recognized in 2006 for financial reporting purposes for the fair value of option awards granted in 2006 in accordance with FAS 123R. The assumptions used in valuing the stock options we granted during 2006 are described under the caption “Stock options” in Note 10 to our consolidated financial statements on Form 10-K for the year ended December 31, 2006. The grant date fair value of all Stock options awarded was $7.74, computed in accordance with FAS 123R (as adjusted for the special cash dividend). As of December 31, 2006, each non-employee director had the following aggregate number of stock options outstanding (on a post special dividend adjusted basis): Lewis M. Collens, 87,303; Tom C. Davis, 126,459; Stephen L. Green, 283,084; Joseph S. Hardin, 221,305; Janet Hill, 100,914; Ronald Kirk, 48,147; John S. Llewellyn, 134,415; John R. Muse, 243,928; Hector M. Nevares, 503,274; and Jim L. Turner, 119,151.

(4)	Represents the sum of the numbers shown in the columns to the left.

(5)	We pay, or in some cases reimburse, all travel, lodging and meal expenses associated with attending Board meetings, Committee meetings and other Company functions. These amounts are not reflected in the table because we do not consider them to be compensation as they are directly and integrally related to the performance of our directors’ duties.
What are the Committees of our Board of Directors and who serves on those Committees?
Our Board of Directors has established certain committees to assist in the performance of its various functions. The chart below lists the standing Committees of our Board of Directors and indicates who currently serves on those committees and how many times each committee met during 2006.

Board Member	Audit (2)(3)		Compensation (2)		Executive		Governance(2)		Strategic Planning

Alan J. Bernon					*				*
Lewis M. Collens	*
Tom C. Davis	*
Gregg L. Engles					*	(1)			*
Stephen L. Green	*	(1)	*						*
Joseph S. Hardin, Jr.			*	(1)	*		*		*	(1)
Janet Hill							*	(1)
Ronald Kirk							*		*
John S. Llewellyn, Jr.									*
John R. Muse
Hector M. Nevares	*
Pete Schenkel
Jim L. Turner			*				*
Meetings in 2006	9		9		4		6		3

*	Committee Member

(1)	Committee Chair

(2)	Our Board of Directors has determined that all of the members of our Audit, Compensation and Governance Committees are independent as defined under the rules of the New York Stock Exchange and in accordance with our Corporate Governance Principles, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934. All Committee members are appointed by our Board of Directors.

(3)	Our Board of Directors has determined that all of the members of the Audit Committee are “audit committee financial experts,” as that term is defined by the SEC.
What are the responsibilities of our Board Committees?
Audit Committee: The Audit Committee’s responsibilities include:
•	appointing, approving the compensation of, and assessing the independence of our independent auditor;

•	overseeing the work of our independent auditor for the purpose of preparing or issuing an audit report or related work;

•	reviewing and discussing with management and the independent auditor, our annual and quarterly financial statements;

•	meeting regularly with members of our management and with our independent auditor outside the presence of management;

•	overseeing our internal audit function;

•	discussing risk assessment and risk management policies;

•	recommending policies regarding the hiring of employees from our independent auditor;

•	establishing procedures for the receipt and retention of accounting related complaints and concerns;

•	monitoring our compliance with applicable legal and regulatory requirements;

•	pre-approving all permitted non-audit services to be performed by our independent auditor; and

•	preparing the Audit Committee report required by SEC rules, which is included on page 23 of this proxy statement.
     The Audit Committee has authority to retain independent legal, accounting or other advisors, at our expense.
     The Audit Committee makes regular reports to the Board of Directors and reviews its own performance annually. The Audit Committee is required to meet at least quarterly and operates under a charter, a copy of which is accessible on our corporate website at www.deanfoods.com. Stockholders also may contact our Investor Relations department at 800.431.9214 to obtain a free copy.
Compensation Committee:
The following members of the Board serve or have served on the Compensation Committee during 2006: Joseph Hardin (Chairman), Stephen Green, Jim Turner and Hector Nevares. Mr. Nevares resigned from the Compensation Committee effective November 16, 2006.
     The Compensation Committee’s responsibilities include:
•	reviewing and evaluating the performance of our Chief Executive Officer;

•	determining the Chief Executive Officer’s compensation;

•	reviewing and approving the compensation of our other executive officers and certain other key employees and acting in an advisory role on non-executive employee compensation;

•	setting our executive compensation policies and objectives and administering our executive compensation programs;

•	overseeing our stock option and stock award plans and making final determinations regarding grants of stock options and other stock-based awards;

•	reviewing and discussing annually with management our “Executive Compensation — Compensation Discussion and Analysis,” which is included beginning on page 25 of this proxy statement; and

•	preparing the Compensation Committee report required by SEC rules, which is included on page 25 of this proxy statement.
     Additional information regarding the processes and procedures followed by our Compensation Committee in considering and determining executive and director compensation is provided below under the heading “Executive Compensation — Compensation Discussion and Analysis.”
     The Compensation Committee operates under a charter, a copy of which is accessible on our corporate website at www.deanfoods.com. Stockholders also may contact our Investor Relations department at 800.431.9214 to obtain a free copy. The Compensation Committee also performs annual self-evaluations.
     The Compensation Committee reviews and approves the compensation for our executive officers, including the Chief Executive Officer. Our Chief Executive Officer makes recommendations to the Compensation Committee each year on the appropriate compensation to be paid to our executive officers, excluding himself. The Compensation Committee makes the final determination of the amount of compensation to be awarded to each executive officer, including the Chief Executive Officer, based on the Compensation Committee’s determination of how that compensation achieves the objectives of our compensation policies. The Compensation Committee has delegated limited authority to the Chief Executive Officer and the General Counsel to grant stock options and restricted stock units in connection with the hiring of new employees or the promotion or special recognition of selected employees. See additional information regarding this delegation under the heading “Executive Compensation — Compensation Discussion and Analysis.”
     The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. The Compensation Committee used a compensation consultant, Mercer Human Resource Consulting, Inc., to assist it in connection with setting compensation. The Compensation Committee relies on the compensation consultant to collect market compensation data. In addition, the compensation consultant assists the Compensation Committee in analyzing and validating the Company’s performance relative to the awards made under the long-term incentive plans. The Compensation Committee works with the compensation consultant to ensure that position descriptions are appropriately comparable and to properly adjust the data so that it is appropriate for a company of our size. Using this data, the compensation consultant makes preliminary compensation recommendations based on our Compensation Committee’s stated compensation philosophy. Our Compensation Committee meets several times to discuss setting individual compensation levels, and it adjusts the initial recommendations based on its assessments of the personal attributes and achievements of the individual officers. The Compensation Committee goes through a similar process in considering and establishing our short-term and long-term incentive plans and other executive benefits.
Compensation Committee Interlocks and Insider Participation
Our Compensation Committee is comprised entirely of independent directors. None of our executive officers has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director or member of our Compensation Committee.
Executive Committee: The Executive Committee may act on behalf of the Board of Directors when the Board of Directors is not in session on a limited basis, as to matters specifically delegated to the Executive Committee from time to time. This Committee meets only as needed.
Governance Committee: The Governance Committee performs the functions of a nominating committee. The Governance Committee’s responsibilities include:
•	developing and recommending to the Board of Directors corporate governance principles;

•	reviewing and making recommendations to the Board of Directors with respect to management succession planning and management development;

•	considering, recommending and recruiting candidates to fill new or open positions on the Board of Directors;

•	reviewing candidates recommended by stockholders;

•	conducting the appropriate inquiry into the backgrounds and qualifications of potential candidates;

•	recommending director nominees for approval by the Board of Directors and our stockholders;

•	considering possible conflicts of interest of Board members and senior executives; and

•	recommending Board Committee members and director development.
     The processes and procedures followed by the Governance Committee in identifying and evaluating director candidates are described below under the heading “What is the process for nominating a director?”
     The Governance Committee operates under a charter, a copy of which is accessible on our corporate website at www.deanfoods.com. Stockholders also may contact our Investor Relations department at 800.431.9214 to obtain a free copy. The Governance Committee also performs annual self-evaluations.

Strategic Planning Committee: The Strategic Planning Committee has been assigned the task of working with our executives to chart the strategic course of our Company, with the goal of maximizing stockholder returns over the medium to long term. Specific areas considered by the Strategic Planning Committee include business mix, strategic initiatives, capital and other resource allocation and earnings growth.
Committee Charters/Form 10-K: In compliance with applicable NYSE corporate governance rules, the Board has adopted charters for the Audit, Compensation and Governance Committees. These charters and a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the SEC, are available on our Company website at www.deanfoods.com. Stockholders may also contact Investor Relations at 2515 McKinney Avenue, Suite 1200, Dallas, Texas 75201 or at 800.431.9214 to obtain copies of the charters or Form 10-K without charge.
How can you communicate with our
Board of Directors?
Should you wish to contact our Lead Director or any of the other members of our Board of Directors on a board-related issue, you may write to him or her in care of our Corporate Secretary at 2515 McKinney Avenue, Suite 1200, Dallas, Texas 75201. Relevant communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unrelated to the duties and responsibilities of the Board will not be forwarded, such as:
•	business solicitations or advertisements,

•	junk mail and mass mailings,

•	new product suggestions,

•	product complaints,

•	product inquiries,

•	resumes and other forms of job inquiries,

•	spam, and

•	surveys.
     In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded. Any communication that is filtered out will be made available to any director upon his or her request.
What is the process for nominating directors?
When searching for or considering a candidate for Board membership (including any candidate who may be recommended by a shareholder), the Governance Committee will require that the candidate have the highest ethical standards, integrity, sound business judgment and a willingness to devote adequate time to Board duties. Our Board of Directors seeks to ensure that the Board includes members with appropriately diverse backgrounds, skills and experience, including financial and other expertise relevant to the business of our Company. The Governance Committee has, as appropriate, retained search firms to assist in identifying qualified director candidates.
     Stockholders may recommend individuals to the Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and the number of shares of our common stock beneficially owned by the nominee to the Governance Committee, c/o Corporate Secretary, 2515 McKinney Avenue, Suite 1200, Dallas, Texas 75201. Assuming the appropriate information has been provided on a timely basis, the Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the Board of Directors determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in the proxy statement for the next annual meeting of stockholders.
     Stockholders also have the right under our bylaws to directly nominate candidates, without any action or recommendation on the part of the Governance Committee or the Board of Directors. Our bylaws require that the Company be given advance written notice of stockholder nominations for election to the Board of Directors. The Secretary must receive such notice at the address noted above no later than March 1st of any calendar year; provided, however, that in the event that less than 35 days’ notice of a meeting called for the election of directors is given to stockholders, the Secretary must receive such notice not later than the close of business on the seventh day following the day on which the notice was mailed, and in the case of a special meeting of stockholders, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first.
Do we have a Code of Ethics?
We have adopted a Code of Ethics that applies to all of our directors, executive officers and employees, including the Chief Executive Officer, a copy of which is posted on our corporate website at www.deanfoods.com and filed as Exhibit 14 to our Form 10-K. Any amendments to or waivers of our Code of Ethics also will be posted on our website. If you would like a hard copy of our Code of Ethics, please request one by writing or calling our Investor Relations department at:
Dean Foods Company
Attention: Investor Relations
2515 McKinney Avenue, Suite 1200
Dallas, Texas 75201
214.303.3400
Lead Director
Mr. Hardin serves as Lead Director. The Lead Director is responsible for calling all meetings of our Board of Directors, approving the schedule and agenda for all meetings of our Board of Directors, and presiding at executive sessions of the Board of Directors. The Lead Director also serves as a liaison between the non-employee directors and our Chief Executive Officer.
Chief Compliance Officer
We have appointed a Chief Compliance Officer who manages our compliance program. He provides reports to the Audit Committee on the program’s effectiveness and works closely with various compliance functions to provide coordination and sharing of best practices across our Company.
Disclosure Committee
We have established a Disclosure Committee composed of members of management to assist in fulfilling our obligations to maintain effective disclosure controls and procedures, and to coordinate and oversee the process of preparing our securities filings with the SEC.

Audit Committee
Report of the Audit Committee
We have met with representatives of Deloitte & Touche LLP and Company management to review and discuss the Company’s audited consolidated financial statements for the year ended December 31, 2006, and the assessment of the Company’s internal control over financial reporting. We have discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. We discussed with the Company’s Chief Audit Executive and with Deloitte & Touche the overall scope and plans for their respective audits. We met with the Chief Audit Executive and with Deloitte & Touche, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. We also regularly review and discuss the Company’s activities with respect to risk assessment and risk management, and receive regular reports regarding the Company’s compliance program.
     We regularly discuss with Deloitte & Touche, and they have provided written disclosures to us, regarding (1) the matters required to be communicated under generally accepted auditing standards (Standard No. 61, Communication with Audit Committees), and
(2) Deloitte & Touche’s independence, as required by the Independence Standards Board (Standard No. 1, Independence Discussions with Audit Committees).
     We have considered whether the services performed by Deloitte & Touche other than audit services or services related to the audit are compatible with maintaining the independence of Deloitte & Touche, and we have concluded that they are. Based on our reviews and discussions with management and Deloitte & Touche, as described above, we recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.
This report is presented by:
The Members of the Audit Committee
Stephen L. Green (Chairman)
Lewis M. Collens
Tom C. Davis
Hector M. Nevares
Information Concerning Auditor Services
Deloitte & Touche has served as independent auditor for the Company since its formation. Deloitte & Touche periodically changes the personnel who work on the audit. In addition to performing the audit of the Company’s consolidated financial statements, Deloitte & Touche also provides various other services to the Company. All of the services provided for the Company by Deloitte & Touche in 2006 were approved by the Audit Committee. The aggregate fees and reimbursable expenses billed to the Company and its subsidiaries by Deloitte & Touche for 2006 and 2005 were:

	2006	2005

Audit Fees (1)	$6,281,000	$5,791,000
Audit-Related Fees (2)	3,082,000	3,304,000
Tax Fees (3)	463,000	1,112,000
All Other Fees (4)	101,000	180,000

Total	$9,927,000	$10,387,000

(1)	“Audit Fees” includes fees and expenses billed for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s quarterly reports on Form 10-Q, and services provided in connection with statutory and regulatory filings. Audit fees also include the audit of the Company’s internal controls.

(2)	“Audit-Related Fees” includes fees billed for services that are related to the performance of the audit or review of the Company’s financial statements (which are not reported above under the caption “Audit Fees”), such as fees for accounting due diligence on acquisitions and divestitures and audits of Company employee benefit plans. In 2005, “Audit-Related Fees” also included fees for the stand-alone audit of TreeHouse Foods and other work related to the TreeHouse spin-off.

(3)	“Tax Fees” includes fees billed for services that are related to our benefit plans and tax compliance. For 2005, “Tax Fees” includes $738,000 for tax work related to the TreeHouse spin-off.

(4)	“All Other Fees” includes a license fee for certain tax preparation software.
     The Audit Committee has also recommended that Deloitte & Touche be selected as the Company’s independent auditor for 2007.
     The Audit Committee has sole authority to engage and determine the compensation of the Company’s independent auditor. The Audit Committee’s pre-approval is required for any engagement of Deloitte & Touche, and the Audit Committee has established the following pre-approval policies and procedures. Annually, the Audit Committee pre-approves services to be provided by Deloitte & Touche. The Audit Committee also considers the engagement of Deloitte & Touche for the provision of other services during the year. In addition to conducting the Company’s 2007 audit, the Audit Committee has pre-authorized Deloitte & Touche to provide services to the Company in connection with the following types of non-audit matters:
Audit-Related Engagements
•	Audit of financial statements for Dean Dairy Group or any other subsidiary

•	Ordinary course accounting consultations

•	Due diligence services related to potential acquisitions and divestitures of businesses
Tax Engagements
•	U.S. federal, state and local tax compliance advice

•	International tax compliance advice

•	Review of federal, state, local and international income, franchise and other tax returns

•	Advice on tax audits

•	Tax structuring and related advice in connection with potential acquisitions, divestitures and restructurings.
Other
•	Licensing of tax return preparation software.
The pre-approval described above will expire in the first quarter of 2008. In the event a matter of a type listed above arises before the first quarter of 2008, the Audit Committee has authorized management, if necessary, to negotiate, for the Chairman’s approval and execution, an engagement agreement related to that matter. For each such matter, management is required to provide the Audit Committee, at its next regularly scheduled meeting, with detailed documentation about the services to be provided. Any service that management wishes Deloitte & Touche to provide that is of a type that has not been pre-approved must be considered at a meeting of the Audit Committee before the service is provided. In determining whether to approve the engagement of Deloitte & Touche, the Audit Committee considers whether such service is consistent with their independence. The Audit Committee also considers the amount of audit and audit-related fees in comparison to all other fees paid to Deloitte & Touche and the Audit Committee reviews such comparisons regularly.
     Representatives of Deloitte & Touche will be present at the annual meeting to make a statement, if they choose, and to answer any questions you have.
Executive Compensation
Report of the Compensation Committee
The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the

Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
This report is presented by:
The Members of the Compensation Committee
Joseph S. Hardin, Jr. (Chairman)
Stephen L. Green
Jim L. Turner
How is the compensation of our Named Executive Officers determined?
Compensation Discussion and Analysis
This Compensation Discussion and Analysis is intended to provide investors with an understanding of our compensation policies and decisions for our Chief Executive Officer, Chief Financial Officer, former Chief Financial Officer and the three other most highly compensated executive officers (collectively called “Named Executive Officers”). We will discuss and analyze the following topics in this Compensation Discussion and Analysis:
•	Executive Compensation Objectives and Policies

•	Elements of Compensation

•	Comparison Group For Executive Compensation Purposes

•	Compensation Methodology

•	Annual Cash Compensation
•	Base Salary

•	Annual Incentives
•	Long-Term Equity Incentive Compensation

•	Timing of Long-Term Equity Grants

•	Deferred Compensation Plan

•	Other Compensation

•	Severance and Change in Control Benefits

•	Tax Deductibility Policy
Executive Compensation Objectives and Policies
Our Compensation Committee is responsible for establishing and administering our policies governing the compensation of our senior executives, including our Named Executive Officers. For a description of the Compensation Committee’s charter and additional information regarding the processes and procedures it follows in determining executive compensation, including the use of compensation consultants, see “Other Information – What are the responsibilities of our Board Committees?” The Compensation Committee is composed entirely of independent directors.
     In accordance with its charter, the Compensation Committee has adopted executive compensation policies that are designed to achieve the following four objectives:
•	Attract and retain top talent,

•	Motivate the performance of officers in support of achievement of the Company’s strategic, financial and operating performance objectives,

•	Reward performance, and

•	Align our officers’ interests with the long-term interests of our stockholders through awards of stock options and other equity vehicles.

Elements of Compensation
The Company’s executive compensation program is composed of the following elements:
•	Base salary;

•	Annual incentives; and

• Long-term incentives, which for the Named Executive Officers and other senior executives consists of stock options and restricted stock units, with the amounts of the awards of each tied to Company performance.
Comparison Groups for Executive Compensation Purposes
In order to ensure that we are able to attract and retain the highest caliber management, we endeavor to ensure that total compensation is comparable to that offered by competitors for the Company’s management talent. Specifically for 2006, we considered the following companies (referred to in this report as the “Comparison Group”):
•	Archer-Daniels-Midland Company

•	Campbell Soup Company

•	The Clorox Company

•	Coca-Cola Enterprises, Inc.

•	Colgate-Palmolive Company

•	ConAgra Foods, Inc.

•	Cott Corporation

•	Del Monte Foods Company

•	General Mills, Inc.

•	H.J. Heinz Company

•	The Hershey Foods Company

•	Hormel Foods Corporation

•	The J.M. Smucker Company

•	Kellogg Company

•	Kimberly-Clark Corporation

•	McCormick & Co., Inc.

•	The Pepsi Bottling Group, Inc.

•	The Procter & Gamble Company

•	Sara Lee Company

•	Smithfield Foods, Inc.

•	Tyson Foods, Inc.

•	The William Wrigley Jr. Company
     The Compensation Committee believes this is the appropriate Comparison Group because it consists of consumer packaged goods organizations against whom we compete for executive talent. The Compensation Comparison Group is reviewed at least annually by the Compensation Committee with input from Mercer Human Resource Consulting, Inc., the Compensation Committee’s outside consultant. We determine base salary, annual incentive compensation and long-term incentive awards for the Named Executive Officers and other senior executives after review of executive compensation survey data for positions with similar responsibilities in our Comparison Group, the responsibilities of each officer, and the subjective evaluation of such officer’s overall performance and contribution to the Company’s results. In addition to the Comparison Group, the Compensation Committee may also consider general industry data where such additional information may be helpful.

Compensation Methodology
In order to ensure that management’s interests are aligned with those of stockholders and to motivate and reward individual initiative and effort, we have put an emphasis on performance-based compensation so that attainment of Company, business unit and, in some cases, individual performance goals, are rewarded. Through the use of performance-based plans that emphasize attainment of Company and/or business-unit goals, we seek to foster an attitude of teamwork, and the use of tools such as equity ownership is important to ensure that the efforts of management are consistent with the objectives of stockholders.
     At the beginning of each year, the Compensation Committee establishes specific objectives for the Chief Executive Officer for the upcoming year. At the end of each year, the Compensation Committee evaluates his performance against the pre-set objectives and takes the results of this evaluation into consideration when setting his compensation for the next year. The objectives that were established for the Chief Executive Officer for 2006 included performance in the following categories: shareholder return and earnings per share growth; his credibility with the investment community; his relationship with the Board of Directors; development and execution of the Company’s strategic plan; certain tactical and operational initiatives; his development of and relationship with the Company’s management; and his leadership in establishing and maintaining a culture of compliance, ethical behavior and social responsibility throughout the Company. The results of this evaluation were shared with the full Board of Directors.
     A similar process of setting objectives and reviewing performance against these objectives is used by the Chief Executive Officer for each member of his leadership team which includes the other Named Executive Officers. The Compensation Committee considers the performance of the other executive officers in approving compensation levels.
Annual Cash Compensation
Base Salary
     The base salary component of our compensation program is intended to compensate our senior executives for their job responsibilities and allows us to attract and retain top talent, consistent with our objectives. It is our practice to set the base salary levels slightly in excess of the median of the Comparison Group and the overall general industry, adjusted to reflect each executive’s individual performance and contributions. In some cases, when an executive is recruited from another company, the base salary may exceed the levels indicated, which can be necessary in order to attract the executive.
     Base salaries are reviewed annually by the Compensation Committee. Adjustments are made based on movements in salaries in the Comparison Group and on the performance of the executive, considering recommendations from the Chief Executive Officer for all executives except himself. The Compensation Committee separately reviews the performance of the Chief Executive Officer, as described above, and makes adjustments as warranted.
Annual Incentives
Annual cash incentive compensation is designed to motivate our senior executives to achieve annual financial and other goals based on the strategic, financial and operating performance objectives of the Company. In conjunction with our review of the strategic and operating plans of the Company, we establish target performance levels for each executive tied to the Company’s performance, the performance of particular operating units over which an executive has control and on individual goals, or some combination thereof. It is our practice to set target bonus levels between the median and the 75th percentile of the Comparison Group and the overall general industry.

     Target incentive compensation payout amounts for Named Executive Officers in 2006 were:

Target Cash Incentive
Compensation (expressed as a
Name	percentage of base salary)

Gregg L. Engles Chairman of the Board and Chief Executive Officer	120%

Pete Schenkel Vice Chairman of the Board (former President of Dean Dairy Group through December 31, 2005)	50%

Alan J. Bernon President of Dairy Group	80%

Michelle P. Goolsby Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary	70%

Jack F. Callahan Executive Vice President and Chief Financial Officer	70%

Barry A. Fromberg Former Executive Vice President and Chief Financial Officer	65%
     Pursuant to our Executive Incentive Compensation Plan, executives are eligible to receive 0% to 212% of their target cash incentive compensation amount, depending on the level of achievement of the performance criteria approved for that person by the Compensation Committee. Our program places significant weight on the achievement of financial objectives. We use achievement and growth in earnings per share (for positions in the corporate office) or achievement and growth in operating income (for positions in business units) as the key financial metrics, as we believe sustained performance in these areas is consistent with the expectations of our investors.
     Mr. Engles’ 2006 performance criteria were based 40% on the Company’s earnings per share performance compared to targeted earnings per share, 40% on the growth of the Company’s earnings per share over 2006 earnings per share and 20% on individual performance objectives.
     Ms. Goolsby’s, Mr. Fromberg’s and Mr. Callahan’s 2006 performance criteria were based 35% on the Company’s earnings per share performance compared to targeted earnings per share, 35% on the growth of the Company’s earnings per share and 30% on individual performance objectives.
     Mr. Bernon’s 2006 performance criteria were based 35% on the Dairy Group achieving its annual operating income target, 35% on the growth of the Dairy Group’s operating income and 30% on the achievement of individual performance goals.
     Mr. Schenkel’s 2006 performance criteria were based 35% on the Dairy Group achieving its annual operating income target, 35% on the growth of the Dairy Group’s operating income and 30% on the achievement of individual performance goals.
     For the 2006 performance period, the Company’s earnings per share exceeded the targeted earnings per share and the targeted growth in earnings per share that we established for Mr. Engles, Ms. Goolsby, Mr. Fromberg and Mr. Callahan. In addition, Mr. Engles, Ms. Goolsby and Mr. Callahan exceeded their individual target objectives. Therefore, in accordance with the terms of the Executive Incentive Compensation Plan, Mr. Engles, Ms. Goolsby

and Mr. Callahan each received 154% of their target incentive compensation payable under the plan. Mr. Fromberg received 150% of his target incentive compensation payable under the plan and, because he retired effective April 1, 2006, the payment was pro-rated for the three-month period he worked. Mr. Callahan received a full year of incentive compensation.
     The Dairy Group significantly exceeded its operating income targets for 2006 and Mr. Bernon achieved his individual objectives, which resulted in Mr. Bernon receiving 183% of his target incentive compensation payable under the plan.
Long-Term Equity Incentive Compensation
We believe that a significant portion of each senior executive’s compensation should be dependent on long-term value created for our stockholders. Our current program is designed to align the results achieved for stockholders with the rewards provided to our senior executives. Each year we compare our total shareholder return (“TSR”) for the past three years to that of our Comparison Group. The value of the long-term incentive awards provided is based on the results of this comparison. For performance at the 75th percentile or above, the awards are made at the 75th percentile of those provided to similar positions in the Comparison Group. If our performance is at the 25th percentile or below, the awards are made at levels equivalent to the 25th percentile within our Comparison Group. For results between the 25th and 75th percentiles, the value of the awards made are consistent with the level of performance within the Comparison Group.
     Our awards are currently provided in the form of stock options (weighted 50%) and restricted stock units – RSUs (weighted 50%). The awards have been granted pursuant to the 1989 Stock Awards Plan, as amended, and the 1997 Stock Option and Restricted Stock Plan, as amended. Stock options are used to motivate and reward our senior executives relative to value created for shareholders. RSUs are used to provide an ongoing retention element and a continuing link to shareholder value. Options vest over three years and RSUs vest over five years in equal portions following the grant. The vesting of RSUs is accelerated to 30 months following the date of grant if certain share price targets are reached, which for the outstanding grants is 150% times our stock price on the date of grant. The Compensation Committee annually reviews both market practices and trends, and the availability of shares and units in our incentive program, in determining the mix of awards.
     For the 2004-2006 performance period, our three-year TSR was at the 95th percentile relative to the Comparison Group. As such, our long-term incentive awards, which were granted in January 2006, were set at the 75th percentile.
Timing of Long-Term Equity Grants
Historically, our practice has been to award annual option and restricted share units in January of each year and stock options had an exercise price equal to the closing price of our Company’s stock on the day preceding the date of grant. Beginning in 2007, our policies and stock option plans now require that stock options have an exercise price equal to the closing price of the Company’s stock on the date of grant. Our new policies also require that annual stock option and restricted stock unit grants to senior executives and other employees be made by the Compensation Committee at a meeting held in February of each year on the third business day following the public release of the Company’s financial results for the prior year. The Compensation Committee has the ability to postpone the annual grant date if circumstances warrant such postponement.
     Our Chief Executive Officer and General Counsel have limited authority to grant stock options and restricted stock units in connection with the hiring of new employees or the promotion or special recognition of selected employees. These recruiting and recognition grants may not exceed 400,000 annually and may not be made to any executive officer of the Company. In addition, no individual grant may exceed 50,000 shares without the Compensation Committee’s approval. These recruiting and recognition grants are made on the first business day of each month for all employees selected for awards in the preceding month or whose employment began during the preceding month without regard to the release of information by the Company.
Deferred Compensation Plan
We allow senior officers of the Company, including the executive officers, to defer a portion of their salary and bonus each year into a tax deferred plan. This program is intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. A deferred salary and bonus plan is viewed as a strong retention tool for our eligible executives. We believe this program is similar to that offered at most of the companies in our Comparison Group. Several Named Executive Officers have elected to defer both salary and bonus over their careers with us and have therefore accumulated the deferred compensation amounts shown in the Nonqualified Deferred Compensation Table on page 34. The amounts deferred are unfunded and unsecured obligations of the Company, receive no preferential standing, and are subject to the same risks as any of the Company’s other unsecured obligations. For a description of the terms of the Deferred Compensation Plan, see the Nonqualified Deferred Compensation Table.
Other Compensation
We provide our executive officers with a limited number of perquisites. These are designed to minimize the amount of time they devote to administrative matters other than Company business, promote a healthy work/life balance and provide opportunities for developing business relationships. For example, we make available to our executive officers a health screening program which helps to maintain their overall health. We encourage our officers to take advantage of this service. In addition, the Compensation Committee has approved club memberships for certain of our executive officers.
     The Compensation Committee has also approved certain personal use of the corporate aircraft as described in the “Summary Compensation Table.” The Compensation Committee believes the enhanced security and efficiency this benefit provides is appropriate and is in the best interests of the Company and our shareholders. The incremental cost to us of providing personal travel on corporate aircraft is included in the “Summary Compensation Table” on page 31.
     The Compensation Committee has also approved the payment of relocation costs when hiring or moving executive officers. The Compensation Committee believes it is appropriate to pay these costs in attracting and retaining top talent in the locations where we operate. The incremental cost to us of providing relocation benefits is included in the “Summary Compensation Table” on page 31.
     We purchase tickets to various cultural, charitable, civic, entertainment and sporting events for business development and relationship-building purposes, as well as to maintain our involvement in communities in which the Company operates and our employees live. Occasionally, our employees, including our executives, make personal use of tickets that would not otherwise be used for business purposes.
     Our senior executives participate in the Company’s broad-based programs generally available to all employees, including our 401(k) retirement plan, health and dental and various other insurance plans, including disability and life insurance. For additional information regarding perquisites and other compensation, see the “Summary Compensation Table.”

Severance and Change in Control Benefits
We have entered into agreements with our executive officers pursuant to which we would provide certain payments in the event of a qualified termination (as described under “Potential Benefits Upon a Change in Control”) following a change in control. A copy of the form of these change in control agreements is filed with the SEC as Exhibit 10.28 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. Generally, the executive would be paid a lump sum of cash equal to three times his or her base annual salary and his or her target bonus for the year, gross-up payment for excise taxes, insurance benefits, outplacement services and certain other benefits. The Compensation Committee believes that change in control benefits are important for attracting and retaining executive talent and help to ensure that executive officers can remain focused during periods of uncertainty. These are particularly important in an environment where merger and acquisition activity is high. We believe that our change in control benefits are consistent with those maintained by comparable companies. The change in control agreements also include provisions to deal with the impact of the federal excise tax on “excess parachute payments.” The so-called “golden parachute” tax rules subject “excess parachute payments” to a dual penalty: the imposition of a 20% excise tax upon the recipient and non-deductibility of such payments by the paying corporation. “Excess parachute payments” are those payments that exceed three times the individual’s “base amount” (generally an average of the individual’s W-2 compensation for the five years preceding the year in which the change in control occurs). Depending upon circumstances, the excise tax can discriminate against new hires who have not received previous compensation from the Company, discriminate against newly promoted employees depending on their historical compensation and can discriminate against individuals who have not exercised stock options in favor of those who have and against those who elect to defer compensation in favor of those who do not. For these reasons, we believe that the provision of the excise tax gross-up is appropriate. Estimated payments to the Named Executive Officers pursuant to the change in control agreements are summarized on page 36.
     We also maintain a severance plan for our executive officers, other than the Chief Executive Officer, which provides certain severance benefits in the event of a qualified termination (as described under “Estimated Payments Upon a Qualified Termination”). A copy of the Company’s Executive Severance Pay Plan, which was approved by the Compensation Committee, is on file with the Securities and Exchange Commission as Exhibit 10.14 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. Generally, upon a qualified termination, an executive officer would receive a cash payment equal to two times his or her base annual salary plus his or her target bonus and a cash payment for the in-the-money value of stock options and restricted share units that would vest during the two years following the date of severance and certain health benefits and outplacement services. We believe this plan helps create stability during periods of significant change and enables us to avoid negotiating individual severance arrangements with new hires or departing executives. We also believe this plan reduces the likelihood and extent of litigation from executive severance. We believe that our severance benefits are consistent with those maintained by comparable companies. Estimated payments to the Named Executive Officers pursuant to the Executive Severance Pay Plan are summarized on page 36.
Tax Deductibility Policy
The United States income tax laws generally limit the deductibility of compensation paid to each Named Executive Officer to $1,000,000 per year. An exception to this general rule exists for performance-based compensation that meets certain Internal Revenue Service requirements. Stock option awards under the Company’s stockholder approved long-term incentive plans qualify for the exemption offered by Section 162(m) of the U.S. tax code. Currently, all other compensation that we pay does not qualify for the Section 162(m) exemption.
     Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. We believe it is more important to retain the flexibility to compensate officers competitively. We will continue to monitor our compensation practices, however, and consider future opportunities to take advantage of the Section 162(m) exemption when we believe it is in the best interest of the Company and its stockholders.
Who are our executive officers?
The term “executive officer” is defined by applicable securities law as the company’s president, any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the public company. According to that definition, our Board of Directors has determined that at the end of 2006 our “executive officers” were:
Gregg L. Engles – Chairman of the Board and Chief Executive Officer
See Mr. Engles’ biography on page 6.
Jack F. Callahan – Executive Vice President and Chief Financial Officer
Mr. Callahan, age 48, joined us in May 2006 as Executive Vice President and Chief Financial Officer. Prior to joining us, from 1996 to 2006, he held a number of positions at PepsiCo, Inc. including Senior Vice President of Corporate Strategy and Development for PepsiCo and Chief Financial Officer for Frito Lay International. Before joining PepsiCo, he held various positions at General Electric Company and McKinsey & Company.
Michelle P. Goolsby – Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary
Ms. Goolsby, age 49, joined us in July 1998 as Executive Vice President, General Counsel and Corporate Secretary. In August 1999, she assumed the additional role of Chief Administrative Officer. From September 1988 until July 1998, Ms. Goolsby held various positions with the law firm of Winstead Sechrest & Minick. Prior to joining Winstead Sechrest & Minick, she held various positions with Trammell Crow Company.
Ronald H. Klein – Senior Vice President – Corporate Development
Mr. Klein, age 41, joined us in 1997 as Assistant Treasurer. In mid-1998, he became Vice President – Corporate Development, focused primarily on acquisition and divestiture transactions and financial planning. In February 2002, he became Senior Vice President – Corporate Development. Prior to joining us, he worked in the Corporate Finance division of Bear Stearns.
Joseph E. Scalzo – President – WhiteWave Foods Company
Mr. Scalzo, age 48, joined us in October 2005 as President of our WhiteWave Foods Company subsidiary. Prior to joining us, he was employed by The Gillette Company from 2001 to October 2005, serving most recently as Group President, Personal Care and Global Value Chain. Prior to joining The Gillette Company, Mr. Scalzo served in various capacities at the Coca-Cola Company from 1997 to 2001, including Senior Vice President and Chief Marketing Officer of The Minute Maid Company. He began his career at Procter & Gamble in 1985 where he held various leadership positions. Mr. Scalzo also serves on the Board of Directors of HNI Corporation, a leading office furniture and wood burning fireplace manufacturer.
Alan J. Bernon – President of Dairy Group
See Mr. Bernon’s biography on page 6.

Pete Schenkel – Vice Chairman of the Board, Former President of Dairy Group
See Mr. Schenkel’s biography on page 16.
How much are our Named Executive Officers paid?
The following chart shows the compensation paid during 2006 to our Chief Executive Officer, Chief Financial Officer, our former Chief Financial Officer and our other three most highly compensated executive officers who were serving as executive officers as of December 31, 2006. Those six people are referred to in this proxy statement as the “Named Executive Officers.”

Summary Compensation Table for Fiscal Year 2006

					Non-Equity
		Stock	Option	Incentive Plan	All Other
Name and Principal Position	Salary ($)(1)	Awards ($)(2)	Awards ($)(3)	Compensation ($)(4)	Compensation ($)(5)(6)(7)		Total ($)(8)

Gregg L. Engles	1,200,000	3,795,739	3,386,074	2,220,480	423,200	(9)	11,025,493
Chairman of the Board and Chief Executive Officer

Jack F. Callahan	297,620	271,701	312,400	495,880	262,786	(10)	1,640,387
Executive Vice President and Chief Financial Officer

Barry A. Fromberg	108,750	—	—	106,032	3,169,992	(11)	3,384,774
Former Executive Vice President and Chief Financial Officer

Michelle P. Goolsby	515,000	753,354	654,837	555,170	98,726	(12)	2,577,087
Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

Alan J. Bernon	620,000	1,273,722	1,206,891	907,680	860,157	(13)	4,868,450
President of Dairy Group

Pete Schenkel	500,000	963,336	1,104,811	1,066,012	407,863	(14)	4,042,022
Vice Chairman of the Board

(1)	Includes salary deferred pursuant to our Deferred Compensation Plans.

(2)	Amounts shown reflect restricted stock awards granted pursuant to our 1989 Stock Awards Plan. This column reflects the dollar amount recognized in 2006 for financial reporting purposes for the fair value of stock awards granted in 2006 as well as prior fiscal years, in accordance with FAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions used in valuing the stock units we granted are described under the caption “Stock units” in Note 10 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

(3)	Amounts shown reflect stock option awards granted pursuant to our 1997 Stock Option and Restricted Stock Plan. This column reflects the dollar amount recognized in 2006 for financial reporting purposes for the fair value of option awards granted in 2006 as well as prior fiscal years, in accordance with FAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions used in valuing the stock units we granted are described under the caption “Stock options” in Note 10 to our Consolidated Financial Statement on Form 10-K for the year ended December 31, 2006.

(4)	See “Annual Incentives” under the Annual Cash Compensation section of Compensation Discussion and Analysis.

(5)	Does not include group life, health, hospitalization, medical reimbursement, disability or employee stock purchase plan or benefits that are available to all non-represented employees.

(6)	Our Compensation Committee approved a supplemental retirement plan for the benefit of employees who receive salary and bonus in excess of the amount that IRS regulations allow to be contributed to a 401(k) plan (“excess compensation”). Under the plan, employees who receive excess compensation are credited with an amount equal to 4% of his or her excess compensation. The amount shown in this column includes the amount credited to the named executive officer in 2006 under the supplemental executive retirement plan (“SERP Contribution”). Each employee’s plan balance will be paid to him or her upon termination of employment, a change in control or the employee’s death or disability.

(7)	The amounts shown for personal use of our aircraft by our executive officers is our incremental cost of operating the aircraft. The incremental cost of personal travel on our corporate aircraft is based on our variable cost per hour of operating aircraft multiplied by the number of hours of personal travel.

(8)	Represents the sum of the compensation amounts (expressed in dollars) shown in the columns to the left.

(9)	Includes $15,338 club memberships, $8,800 for 401(k) match benefits, $257,142 for personal use of Company aircraft, and $141,920 for SERP Contribution.

(10)	Includes $229,372 relocation costs, $30,360 for personal use of Company aircraft, and $3,054 for SERP Contribution. Relocation costs are the aggregate incremental cost paid by us for the executive officer’s relocation.

(11)	Includes $3,148,036 retirement payments, $13,156 for personal use of Company aircraft and $8,800 for 401(k) match benefits. Mr. Fromberg retired effective April 1, 2006. See discussion of Mr. Fromberg’s Retirement Agreement under “Agreements with Named Executive Officers.”

(12)	Includes $53,686 for personal use of Company aircraft, $8,800 for 401(k) match benefits and $36,240 for SERP contribution.

(13)	Includes $749,175 relocation costs and interim housing, $52,582 for personal use of Company aircraft, $8,800 for 401(k) match benefits and $49,600 for SERP contribution. Relocation costs are the aggregate incremental cost paid by us for the executive officer’s relocation.

(14)	Includes $15,366 club membership, $30,820 for personal use of Company aircraft, $25,710 for car allowance, $35,747 for life insurance and medical insurance benefits, $11,420 long-term disability, $8,800 for 401(k) match benefits and $280,000 non-compete payments. See discussion of Mr. Schenkel’s Employment Agreement under “Agreements with Named Executive Officers.”

Grants of Plan-Based Awards in Fiscal Year 2006

								All Other	All Other
								Stock	Option			Grant Date
								Awards:	Awards:	Exercise or	Closing	Fair Value
		Estimated Possible Payouts			Estimated Future Payouts			Number of	Number of	Base Price	Market	of Stock
		Under Non-Equity			Under Equity			Shares of	Securities	of Option	Price on	and
	Grant	Incentive Plan Awards(1)			Incentive Plan Awards			Stock or	Underlying	Awards	Day of	Options
Name	Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)(2)	Options (#)(3)	($/Sh)	Grant(4)	Awards
Gregg L.	01/13/06	0	1,440,000	2,995,200	—	—	—	130,786	640,702	25.68	25.74	3,358,860
Engles	01/13/06											4,765,480

Jack F.	05/09/06	0	322,000	682,640	—	—	—	58,045	161,645	25.44	25.10	1,476,905
Callahan(5)	05/09/06											1,249,600

Barry A.		0	282,750	599,430	—	—	—
Fromberg

Michelle P.	01/13/06	0	360,500	764,260	—	—	—	26,451	126,671	25.68	25.74	679,320
Goolsby	01/13/06											942,166

Alan J.	01/13/06	0	496,000	1,051,520	—	—	—	110,213	405,582	25.68	25.74	2,830,500
Bernon	01/13/06											3,016,680

Pete Schenkel	01/13/06	0	250,000	500,000	—	—	—		385,744	25.68	25.74	2,869,125

(1)	The amounts paid pursuant to these awards are included in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. See “Compensation Discussion and Analysis — Annual Cash Compensation – Annual Incentives” for a description of this plan.
(2)	Restricted Stock Unit awards are granted pursuant to our 1989 Stock Awards Plan and reflect adjustments as a result of the $15 special dividend paid to stockholders of record on March 27, 2007. Each employee’s restricted stock units vest ratably on April 12, 2007, over five years, subject to certain accelerated vesting provisions based primarily on our stock price except for 33,064 Restricted Stock Units granted to Mr. Callahan in 2006 which vest ratably over three years.
(3)	Stock option awards are granted pursuant to our 1997 Stock Option and Restricted Stock Plan and reflect adjustments as a result of the $15 special dividend paid on April 2, 2007 to stockholders of record on March 27, 2007. Stock option awards vests as follows: one-third on first anniversary of grant; one-third on second anniversary of grant, and one-third on third anniversary of grant, except for Mr. Schenkel’s grant which vests ratably over five years.
(4)	Before 2007, our option plans defined fair market value on the date of grant as the closing market price of our common stock on the date prior to the date of grant. The SEC’s rules adopted in 2006 define fair market value on the date of grant as the closing market price of the Company’s common stock on the date the option is granted, and require supplemental disclosure if the option price differs from the price that would have been established if that definition had been used. We revised our plans in 2007 to change the definition of fair market value on the date of grant to match the SEC’s new definition. The closing market price is based on the closing price of our common stock as reported by the New York Stock Exchange and adjusted consistent with the adjustments made to the exercise price of our outstanding stock option awards as a result of the special dividend.
(5)	Stock option awards and Restricted Stock Unit awards to Jack Callahan made in 2006 were “inducement grants” pursuant to New York Stock Exchange rules.

Outstanding Equity Awards at 2006 Fiscal Year-End(1)(2)

	Option Awards(3)				Stock Awards(4)
						Market
	Number of	Number of			Number of	Value of
	Securities	Securities			Shares or	Shares or
	Underlying	Underlying			Units of	Units of
	Unexercised	Unexercised	Option	Option	Stock That	Stock That
	Options (#)	Options (#)	Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable	Price ($)	Date	Vested (#)	Vested ($)

Gregg L. Engles	—	640,702	25.68	01/13/2016	275,578	7,928,853
	167,066	334,133	18.30	01/07/2015
	348,286	187,948	17.91	01/13/2014
	950,101	—	14.25	01/06/2013
	1,551,522	—	11.69	01/14/2012

Jack F. Callahan	—	161,645	25.44	05/09/2016	58,045	1,670,060

Barry A. Fromberg	—	—	—	—	—	—

Michelle P. Goolsby	—	126,671	25.68	01/13/2016	54,992	1,582,202
	32,485	64,971	18.30	01/07/2015
	69,612	34,804	17.91	01/13/2014
	164,458	—	14.25	01/06/2013
	330,804	—	11.69	01/14/2012
	133,137	—	8.26	01/22/2011
	130,521	—	9.38	07/31/2008

Alan J. Bernon	—	405,582	25.68	01/13/2016	129,805	3,734,719
	16,591	33,181	18.30	01/07/2015
	44,548	23,200	17.91	01/13/2014
	136,556	—	14.25	01/06/2013
	217,681	—	11.69	01/14/2012

Pete Schenkel	—	385,744	25.68	01/13/2016	36,198	1,041,483
	41,187	82,373	18.30	01/07/2015
	125,758	63,809	17.91	01/13/2014
	290,627	—	14.25	01/06/2013
	852,888	—	11.69	01/14/2012
	509,949	—	8.26	01/22/2011
	173,159	—	7.17	01/04/2010

(1)	The amounts shown reflect outstanding equity awards granted under our 1989 Stock Awards Plan and our 1997 Stock Option and Restricted Stock Plan (the “Equity Plans”).

(2)	Numbers shown in the table include adjustments made in connection with the TreeHouse Foods spin-off and previous stock splits, and reflect adjustments as a result of the $15 special dividend paid on April 2, 2007 to stockholders of record on March 27, 2007.

(3)	Generally, stock option awards vest as follows: one-third on the first anniversary of grant, one-third on the second anniversary of grant, and one-third on the third anniversary of grant. Mr. Schenkel’s option awards in 2006 vest ratably over five years.

(4)	Each restricted stock unit represents the right to receive one share of common stock in the future. Stock units have no exercise price. Generally, each grant vests ratably over five years subject to certain accelerated vesting provisions based primarily on the stock price. 33,064 restricted stock units granted to Mr. Callahan in 2006 vest ratably over three years.

Option Exercises and Stock Vested in Fiscal Year 2006

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise (#)	on Exercise ($)(1)	on Vesting (#)	on Vesting ($)(2)

Gregg L. Engles	2,197,241	57,720,111	120,321	4,513,349
Jack F. Callahan	—	—	—	—
Barry A. Fromberg	213,900	3,975,865	8,646	327,866
Michelle P. Goolsby	—	—	23,804	892,899
Alan J. Bernon	43,910	998,136	6,667	283,147
Pete Schenkel	—	—	39,318	1,473,691

(1)	The value realized on exercise was the number of underlying shares exercised multiplied by the difference between our closing stock price on the exercise date and the exercise price of the options.

(2)	The value realized on vesting was our closing stock price on the vesting date multiplied by the number of shares vested.
Deferred Compensation Plan
We allow senior officers of the Company, including the Named Executive Officers, to defer their salary and/or bonus each year into the Dean Foods Deferred Compensation Plan, a tax deferred plan. The balance in the deferred compensation accounts are unsecured general obligations of the Company. This program is intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. The Company makes no contributions to the plan. Several Named Executive Officers have elected to defer salary and/or bonus over their careers with us and have therefore accumulated the deferred compensation amounts shown below:
Nonqualified Deferred Compensation for Fiscal Year 2006

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance
Name	in Last FY ($)	in Last FY ($)	in Last FY ($)(2)	Distributions ($)(3)	at Last FYE ($)

Gregg L. Engles	—	—	1,929,244	—	13,155,102
Jack F. Callahan	—	—	—	—	—
Barry A. Fromberg	—	—	50,346	600,522	364,501
Michelle P. Goolsby	90,000 (1)	—	173,682	—	1,323,470
Alan J. Bernon	—	—	53,152	2,532,047	267,363
Pete Schenkel	—	—	3,902	—	23,571

(1)	Ms. Goolsby elected to defer a portion of her 2006 compensation into the plan. This amount has been included in the summary compensation table on page 31.

(2)	The aggregate earnings in last fiscal year reflect the deemed investment income on deferred account balances. Participants are responsible for selecting investments and bear the investment risk based on fund selection and market performance. The investment alternatives available under the plan for 2006 were as follows: Lincoln VIP Money Market Fund, American Funds US Government/AAA Securities Rated Fund, Lincoln VIP Bond Fund, American Funds High-Income Bond Fund, Fidelity VIP Equity-Income Portfolio, Fidelity VIP Contrafund Portfolio, DWS Equity 500 Index VIP Class A, American Funds Growth Fund, Neuberger Berman AMT Regency Portfolio, Neuberger Berman AMT Mid-Cap Growth Portfolio, Delaware VIP Small Cap Value Series, Baron Capital Asset Fund, Fidelity VIP Overseas Portfolio, Delaware VIP Emerging Markets Series, Delaware VIP REIT Series and Alliance Bernstein Global Technology Portfolio.

(3)	Participants are required to elect annually the scheduled in-service distribution of amounts deferred in that annual period. Participants have the ability to postpone payment to a later date, while employed, or to the end of their employment with the Company.
Pension Benefits(1)

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance
Name	in Last FY ($)	in Last FY ($)	in Last FY ($)(2)	Distributions ($)(3)	at Last FYE ($)

Gregg L. Engles	—	—	—	—	—
Jack F. Callahan	—	—	—	—	—
Barry A. Fromberg	—	—	—	—	—
Michelle P. Goolsby	—	—	—	—	—
Alan J. Bernon	—	—	—	—	—
Pete Schenkel	—	—	—	—	—

(1)	-Our Named Executive Officers do not receive pension benefits.

Executive Officer Severance
We maintain two severance plans for our executive officers, depending on the circumstances that result in their termination. The Executive Severance Pay Plan (the “Severance Plan”), a copy of which is filed as Exhibit 10.14 to our Annual Report on Form 10-K for the year ended December 31, 2006, is applicable in the event of certain involuntary terminations. In addition, we have entered into change in control agreements with each of our executive officers, the form of which is filed as Exhibit 10.28 to our Annual Report on Form 10-K for the year ended December 31, 2006, and which is applicable in the event of a qualifying termination following a change in control. Following is a description of the benefits that may be paid to the executive officers pursuant to the Severance Plan and the change in control agreements. An executive officer may not receive benefits under both plans.
     For a description of the post-employment arrangements with our former chief financial officer, Mr. Fromberg, see “Agreements with Named Executive Officers” below.
Potential Benefits Upon a Change in Control
We have entered into agreements with all of our Named Executive Officers pursuant to which we must, in the event of a change in control and a qualifying termination (as defined below) provide the following:
•  pay each of the Named Executive Officers a lump sum of cash equal to three times his or her base annual salary plus his or her target bonus for the year in which the termination occurs, plus a pro-rated bonus for the portion of the year served prior to termination, in addition to a gross-up payment to pay for any applicable excise taxes,
•  pay each of the Named Executive Officers the unvested balance of his or her 401(k) account, plus three times his or her most recent Company match,
•  continue the Named Executive Officer’s insurance benefits for two years, and
•  provide certain outplacement services.
     A qualifying termination means a termination of employment either involuntarily without cause, or by the executive officer with good reason within two years following a change in control. Pursuant to the agreements “cause” means the following: (i) the willful and intentional material breach by the executive officer of the change in control agreement, (ii) the willful and intentional misconduct or gross negligence in the performance of, or willful neglect of, the executive officer’s duties, or (iii) the conviction of, or plea of guilty or nolo contendere to a felony. “Good reason” means any of the following: (i) any reduction in the amount of the executive officer’s compensation or significant reduction in benefits not generally applicable to similarly situated employees of the Company, (ii) removal of the executive officer from the position held by him or her immediately prior to the change in control, or (iii) transfer of the executive officer’s principal place of employment.
     Also, each officer has the right, at any time during the thirteenth month after a change in control, to voluntarily terminate his or her employment for any reason and receive the same benefits as if he or she had been terminated by us or by a successor company during the two years after a change in control as described above.
     The agreements also contain:
•	a covenant pursuant to which the executives have agreed not to compete with us for two years after termination,

•	a confidentiality provision pursuant to which the executives have agreed not to divulge any of our confidential information, and

•	agreements not to solicit any of our employees for two years after termination.
     All of the Named Executive Officers’ unvested stock options and stock units would automatically vest immediately upon a change in control.

     If a change in control occurred as of December 29, 2006, and our Named Executive Officers’ rights under the agreements were triggered, they would receive approximately the following:
Estimated Benefits Upon Termination Following a Change in Control

	Severance	Early Vesting of	Early Vesting		Estimated Tax
Name	Amount (1)	Restricted Stock (2)	of Stock Options (3)	Other (4)	Gross Up (5)	Total

Gregg L. Engles	$7,946,400	$7,928,853	$7,519,151	$70,000	$—	$23,464,404
Jack F. Callahan	2,372,400	1,670,060	537,900	70,000	1,878,466	6,528,826
Michelle P. Goolsby	2,652,900	1,582,202	1,449,604	70,000	—	5,754,706
Alan J. Bernon	3,374,400	3,734,719	1,852,432	70,000	3,515,766	12,547,318
Pete Schenkel (6)	3,501,400	1,041,483	2,747,452	—	—	7,290,335

(1)	This amount represents three times the sum of the executive officer’s base salary in effect at the time of the termination and the target annual incentive payment.

(2)	This amount represents the early vesting of all unvested restricted stock based on the Company’s closing stock price on December 29, 2006 ($42.28).

(3)	This amount represents the early vesting of all unvested stock options based on the Company’s closing stock price on December 29, 2006 ($42.28).

(4)	This amount represents the value of outplacement services and medical coverage.

(5)	The estimated tax gross up is based on the 20% excise tax, grossed up for taxes, on the amount of severance and other benefits above each individual’s average five-year W-2 earnings, multiplied by three.

(6)	Mr. Schenkel’s amounts are based on his employment agreement as described beginning on page 37.
Executive Severance Pay Plan
The Executive Severance Pay Plan provides severance benefits to certain designated officers, including the Named Executive Officers (other than the Chief Executive Officer), who are involuntarily terminated, other than for cause (as defined below), or who voluntarily terminate his or her employment for good reason (as defined below). Generally, the officer will be entitled to receive a payment in an amount up to two times the sum of his or her base salary and target bonus, plus a pro rata portion of his or her target bonus for the fiscal year in which the termination occurs. The Severance Plan administrator may impose certain conditions on a participant’s right to receive benefits under the plan including the execution of a release, non-compete agreement, non-solicitation agreement and/or non-disclosure agreement. In addition, participants would receive a cash payment for the in-the-money value of option awards and restricted stock units that would vest up to 24 months following the date of severance based on the average closing price of Dean Foods Company stock for 45 days preceding the date of severance. The participant would also be entitled to payments to be used to pay COBRA health benefits and to obtain outplacement services.
     Under the Severance Plan “cause” means the following: (i) the breach by the executive officer of any written covenant or agreement with the Company, (ii) the willful and intentional misconduct or gross negligence in the performance of, or willful neglect of, the executive officer’s duties, (iii) the conviction of or plea of guilty or of nolo contendere to a felony or any other crime which makes the executive officer’s continued employment untenable, or (iv) the executive officer’s failure to comply with or breach of the Company’s code of ethics. “Good reason” means any of the following: (i) any reduction in the amount of the executive officer’s compensation or significant reduction in benefits not generally applicable to similarly situated employees of the Company, (ii) removal of the executive officer from the position held by him or her immediately prior to the change in control, or (iii) the transfer of the executive officer’s principal place of employment.
     In the event the Named Executive Officers’ rights under the Severance Plan were triggered as of December 29, 2006, they would receive approximately the following:
Estimated Payments Upon a Qualified Termination

		Early Vesting	Early Vesting
	Severance	of Restricted	of Stock
Name	Amount(1)	Stock(2)	Options(3)	Other(4)	Total

Gregg L. Engles	—	—	—	—	—
Jack F. Callahan	1,564,000	931,078	390,137	50,000	2,935,215
Michelle P. Goolsby	1,751,000	1,137,026	1,373,062	50,000	4,311,088
Alan J. Bernon	2,232,000	2,704,952	1,530,370	50,000	6,517,323
Pete Schenkel (6)	3,475,000	—	—	—	3,475,000

(1)	For Ms. Goolsby, Mr. Bernon and Mr. Callahan this amount represents two times the sum of the executive officer’s base salary in effect at the time of the termination and the target annual incentive payment.

Mr. Engles is not a participant in the Executive Severance Pay Plan.

(2)	For Ms. Goolsby, Mr. Bernon and Mr. Callahan this amount represents the payout of restricted stock scheduled to vest in the 24 months following December 31, 2006, based on the prior 45 days’ average of the Company’s closing stock price ($29.06).

(3)	For Ms. Goolsby, Mr. Bernon and Mr. Callahan this amount represents the payout of stock options scheduled to vest in the 24 months following December 31, 2006, based on the prior 45 days’ average of the Company’s closing stock price ($29.06).

(4)	This amount represents the value of outplacement services and medical coverage.

(5)	Mr. Schenkel’s amounts are based on his employment agreement as described on page 37.
Agreements with Named Executive Officers
Retirement Agreement with Barry Fromberg
On April 1, 2006, Barry Fromberg, our former Chief Financial Officer, retired. On November 7, 2005, we entered into an Employment and Release Agreement with Mr. Fromberg regarding his retirement.
     Pursuant to the agreement, Mr. Fromberg agreed to continue in his position until April 1, 2006 (the “Retirement Date”) and we agreed to continue to pay him his regular salary, at the rate of $435,000 per year, until the Retirement Date, and he continued to be eligible to participate in our benefit plans. In addition, we agreed to pay him a prorated bonus for the three months that he was employed in 2006, but only to the extent that other senior corporate executives became eligible to receive a bonus, which was determined after the end of 2006 in accordance with our Executive Incentive Compensation Plan. Because the other senior corporate executives were eligible, Mr. Fromberg was paid $106,000. Stock awards granted to Mr. Fromberg prior to the date of the agreement that were scheduled to vest prior to the Retirement Date vested in accordance with their terms. Mr. Fromberg had 60 days after the Retirement Date to exercise his vested stock options.
     Mr. Fromberg agreed to make himself available after the Retirement Date to assist us with any transitional issues that may have arisen and/or to assist his successor with any issues that may have arisen. In consideration for his agreement to remain in his position until the Retirement Date, and to assist with transitional issues that may have arisen after the Retirement Date, and in exchange for the release contained in the agreement and Mr. Fromberg’s agreement to abide by the non-solicitation, non-compete and non-disclosure provisions contained in the agreement, we agreed to make certain payments to Mr. Fromberg, and to provide him with certain other benefits. Specifically, we agreed to provide him with the following cash amounts, all of which were paid on October 15, 2006: (1) a payment in an amount equal to approximately $1.4 million (less applicable withholding), or two times the sum of his base annual salary plus his target bonus, (2) a health benefit advance in the amount of $24,000, and (3) a payment in an amount of $25,200, which is three times the amount of his 2005 401(k) match. In addition, on April 15, 2006, we made a payment to Mr. Fromberg in the amount of $1,663,000, which was intended to compensate him for the value of his previously granted stock awards that would have vested in 2007 and 2008 if he were still employed. For unvested options, the amount of the payment was the difference between the market price (as defined below) of our stock and the strike price of the associated option, times the number of shares underlying such options. For unvested stock units, the amount of the payment was equal to the market price of our stock times the number of unvested stock units. “Market price” is defined in the agreement as the highest closing price of our stock during the 30 trading days ending on March 31, 2006. Finally, we will continue to provide Mr. Fromberg the annual physical benefit provided to other executives of the Company.
     Pursuant to the agreement, Mr. Fromberg agreed not to solicit any of our employees or customers for a period of two years after the Retirement Date, and he agreed to maintain the confidentiality of our trade secrets and other confidential information. Finally, the agreement contains a mutual release pursuant to which Mr. Fromberg and the Company have agreed to release one another from all claims that may arise out of or relate to his employment with the Company.
     The agreement can be terminated for “cause,” as defined in the agreement.

Employment Agreements with Pete Schenkel
Pete Schenkel, formerly the President of the Dairy Group, resigned from that position effective December 31, 2005. On December 2, 2005, we entered into an employment agreement (the “Employment Agreement”) with Mr. Schenkel pursuant to which he became Vice Chairman of our Board of Directors effective January 1, 2006. As Vice Chairman, he has and will continue to assist in the transition of leadership of the Dairy Group through the end of 2007. On December 2, 2005, we also entered into an Independent Contractor and Noncompetition Agreement (the “Consulting and Noncompetition Agreement”) with Mr. Schenkel under which we will generally retain access to his services through December 31, 2009, and he has agreed to certain restrictive covenants that will preclude him from competing with us or otherwise interfering with our relationships with our customers and employees.
Employment Agreement
Mr. Schenkel’s term as Vice Chairman is expected to continue through December 31, 2007, at which time he will resign as Vice Chairman and as an employee. The Employment Agreement, however, permits Mr. Schenkel to retire prior to December 31, 2007, by providing us at least ten days’ notice (the date he retires as Vice Chairman, whether on or before December 31, 2007, is referred to herein as the “Resignation Date”).
     During the period Mr. Schenkel serves as Vice Chairman, Mr. Schenkel is assisting with various strategic, budgeting and organizational matters pertaining to the Dairy Group and working to facilitate a smooth transition of his responsibilities and customer relationships to his successor. Mr. Schenkel’s current Board term will expire May 2009.
     For his services during his continued employment, we paid Mr. Schenkel an annual base salary of $500,000 for 2006 and will pay him $350,000 for 2007, provided he does not resign earlier. His target bonus is 50% of his annual base salary for each year (prorated to reflect his actual period of employment if he resigns prior to the end of the year). Payment of his bonus will be subject to the achievement of certain operating and other individual targets to be established by our Board of Directors. In 2007, we paid him a $457,500 bonus that was earned in 2006. Pursuant to the agreement, in January 2006 we granted him 385,744 (as adjusted for the special cash dividend) stock options with an exercise price of $25.68, as adjusted for the special cash dividend paid on April 2, 2007. The options will vest in equal installments over a five-year period, beginning on the date of grant, subject to any earlier vesting that may occur in the event of a change in control of our Company. Continued vesting of the options granted in January 2006 is expressly contingent on Mr. Schenkel’s continuing compliance with the restrictive covenants contained in the Consulting and Noncompetition Agreement. Any portion of the options that vest prior to the termination of Mr. Schenkel’s employment shall remain exercisable for a period of no less than twelve months following termination of his employment, unless he is terminated for cause (as defined in the Employment Agreement), in which case they will be exercisable only for as long as provided in the award agreement. If his employment is terminated for cause, any unvested options will be forfeited.
     Through the Resignation Date, Mr. Schenkel will continue to be eligible to participate in all employee benefit plans that are available to our senior-level executives and to receive all other benefits currently provided to him. Stock options and other equity-based awards granted to Mr. Schenkel prior to January 1, 2006 will fully vest on the Resignation Date, subject to any earlier vesting provided for in any award agreements or in the change in control agreement between us and Mr. Schenkel described elsewhere in this proxy statement, and thereafter they will expire according to the terms of our long-term incentive plans and Mr. Schenkel’s award agreements.
     We may terminate Mr. Schenkel’s employment at any time with or without cause. If, prior to the Resignation Date, we terminate his employment for any reason other than for cause, or if Mr. Schenkel terminates his employment for good reason (as defined in the Employment Agreement): (1) he will receive a lump sum payment of $4.1 million, which is equal to the base salary and target bonus to which he would otherwise have been entitled through December 31, 2007, and the payments that would have been payable to him through December 31, 2009, under the Consulting and Noncompetition Agreement, less lawful deductions, (2) any unvested portion of his stock options granted in 2006 will continue to vest in equal installments after his termination, and shall remain exercisable for a period of no less than twelve months from their vest date and (3) he will be paid his accrued and any unpaid base salary and target bonus through the date of termination. In addition, he will have no obligation following his termination to provide us the advisory services contemplated in the Consulting and Noncompetition Agreement and his obligations with regard to the noncompetition and nonsolicitation covenants in the Consulting and Noncompetition Agreement will cease as of the date of such termination.
     If his employment is terminated for cause, (1) he will be paid any accrued and any unpaid base salary through the date of termination (but no other severance or other payment will be made), and any unvested portion of his stock options granted in 2006 will be automatically forfeited; (2) any portion of his stock options granted in 2006 which are vested prior to his termination for cause shall remain exercisable for the period specified above; and (3) he shall have no obligation following his termination to provide us the advisory services contemplated in the Consulting and Noncompetition Agreement, and we shall have no obligation to pay him the fees for his consulting services under such Agreement, including any of the benefits that would have otherwise been made available to him following the Resignation Date pursuant to such Agreement.
Consulting and Noncompetition Agreement
Pursuant to the Consulting and Noncompetition Agreement, Mr. Schenkel has agreed to provide general advice and consultation to our Chief Executive Officer and to the Dairy Group President on matters of strategy and execution, and to provide assistance with respect to such specific operating initiatives as may be required from time to time, from the Resignation Date until December 31, 2009. For his services under the Consulting and Noncompetition Agreement, we pay Mr. Schenkel at the rate of $200,000 per year. We also provide him with a continued car allowance, club membership, life insurance, and medical coverage. In the event that his employment under the Employment Agreement is terminated by us without cause or by Mr. Schenkel for good reason or the advisory period contemplated by the Consulting and Noncompetition Agreement is ended by us prior to December 31, 2009 and, in any such case, he has not breached any of his obligations in the Consulting and Noncompetition Agreement, we will pay him a single lump sum payment, six months and one day after his termination, of $400,000, which is equal to the aggregate amount of the fees that would have been payable during the remainder of the advisory period contemplated by the Consulting and Noncompetition Agreement.
     The Consulting and Noncompetition Agreement also contains Mr. Schenkel’s agreement (1) to maintain the confidentiality of our trade secrets and other confidential information, (2) not to compete with our dairy operations for a period of two years after the termination of his services (including his services under the Consulting and Noncompetition Agreement), and (3) not to solicit or interfere with our relationships with our employees or our customers. In consideration for the confidentiality, non-compete and non-solicit agreements, we paid Mr. Schenkel $280,000 on January 2, 2006, and $425,000 on January 2, 2007, and we have agreed to pay him an additional $425,000 on each of January 2, 2008, January 2, 2009, January 2, 2010, January 2, 2011 and January 2, 2012. As noted above in the description of his Employment Agreement, any unpaid installments will be paid in a lump sum in the event of Mr. Schenkel’s termination of his employment under the Employment Agreement by us without cause or by him for good reason. Such unpaid amounts also will be paid in a lump sum in the event of his death.

How much stock do our executive officers and directors own?
The following table presents information as of March 23, 2007 concerning:
•	Each director and each Named Executive Officer, and

•	All directors and executive officers as a group.

	Number of Shares	Exercisable
Beneficial Owner	Common Stock	Options (1)	Total		Percent (2)	Notes

Alan J. Bernon	912,899	584,883	1,497,782		1.01%
Jack F. Callahan	—	53,882	53,882		0.03%
Lewis M. Collens	23,634	87,303	110,937		0.06%
Tom C. Davis	16,779	126,459	143,238		0.08%
Gregg L. Engles	2,642,459	3,585,556	6,228,015	(3)	3.93%
Barry A. Fromberg	12,530	—	12,530		0.01%
Michelle P. Goolsby	32,819	970,528	1,003,347		0.54%
Stephen L. Green	49,486	283,084	332,570		0.19%
Joseph S. Hardin, Jr.	58,095	221,305	279,400		0.16%	(4)
Janet Hill	13,140	100,914	114,054		0.06%
Ronald Kirk	10,952	48,147	59,099		0.03%
Ronald H. Klein	23,005	261,627	284,632		0.16%
John S. Llewellyn, Jr.	28,197	122,637	150,834		0.09%	(5)
Ronald L. McCrummen	9,812	51,283	61,095		0.03%
John R. Muse	248,671	243,928	492,599		0.32%	(6)
Hector M. Nevares	26,670	503,274	529,944		0.29%
Joseph E. Scalzo	—	120,010	120,010		0.06%
Pete Schenkel	76,239	2,175,712	2,251,951		1.20%
Jim L. Turner	204,877	306,079	510,956		0.32%	(7)

Executive Officers and Directors as a Group (19 persons)	4,390,264	9,846,611	14,236,875		8.56%

(1)	As of March 23, 2007 and including options exercisable within the next 60 days and reflecting adjustments as a result of the $15 special dividend paid on April 2, 2007 to stockholders of record on March 27, 2007.

(2)	Percentages based on 183,209,325 shares of common stock outstanding as of March 23, 2007, minus 53,730,266 shares held in treasury as of that date, plus option shares of the particular person.

(3)	Includes 4,274,770 shares and options pledged as security for a bank loan with a current outstanding balance of approximately $3 million.

(4)	Includes 3,350 shares held by family trust, of which Mr. Hardin’s children and sister are the beneficiaries. Mr. Hardin is the trustee and disclaims all beneficial interest except to the extent of his pecuniary interest in the trust, if any.

(5)	Includes 2,750 shares held by irrevocable trust, of which Mr. Llewellyn and his spouse are the beneficiaries. Mr. Llewellyn disclaims all beneficial interest except to the extent of his pecuniary interest in the trust, if any.

(6)	Includes 2,550 shares owned by Mr. Muse’s spouse; Mr. Muse disclaims ownership of such shares.

(7)	Includes 27,434 shares and 127,205 options held by Mr. Turner’s spouse and annuity trusts, of which Mr. Turner and/or his spouse are the beneficiaries.
Do we have any holders who beneficially own more than 5% of our common stock?
The following table sets forth the information as of March 23, 2007, regarding persons or groups known to us to be beneficial owners of more than 5% of our common stock.

	Number of	Percentage of Common
Name and Address	Common Shares	Stock Outstanding
of Beneficial Owner	Beneficially Owned	on March 23, 2007

Barclays Global Investors, NA(1) 45 Fremont Street San Francisco, CA 94105	11,132,861	6.35%

Iridian Asset Management LLC(2) 276 Post Road West Westport, CT 06880-4704	7,250,947	5.60%

(1)	The address and number of shares of our common stock beneficially owned by Barclays Global Investors, NA and certain of its affiliates are based on the Schedule 13G filed by Barclays Global Investors, NA and its affiliates with the Securities and Exchange Commission on January 23, 2007.

In addition to Barclays Global Investors, NA, affiliates included in the filing are Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Trust and Banking Company Limited, and Barclays Global Investors Japan Limited. According to the filing, the reporting entities, taken as a whole, had sole voting power with respect to 9,792,873 shares and sole dispositive power with respect to 11,132,861 shares, and did not have shared voting or dispositive power as to any shares.

(2)	The address and number of shares of our common stock beneficially owned by Iridian Asset Management LLC (“Iridian”) are based on the Schedule 13G filed by reporting persons with the Securities and Exchange Commission on February 5, 2007. In addition to Iridian Asset Management LLC other reporting entities included in the filing are The Governor and Company of the Bank of Ireland, BIAM Holdings, Banc Ireland US Holdings, Inc. and BIAM US Inc. The filing states that Iridian has power to vote or to direct the vote of 7,250,947 shares.
What are our policies regarding transactions with related persons and what relationships do we have with our executive officers and directors?
Transactions with Related Persons
Under our Code of Ethics, directors, officers and employees are expected to make business decisions and take actions based upon the best interests of the Company and not based upon personal relationships or benefits.
     The Board of Directors has recognized that some transactions, arrangements and relationships present a heightened risk of an actual or perceived conflict of interest and has adopted a written policy governing these transactions. This policy governs any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which our Company was, is or will be a participant and the amount involved exceeds $120,000, and in which any of the following persons had, has or will have a direct or indirect material interest:
•	our directors, nominees for director or executive officers;

•	any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;

•	any immediate family member of any of the foregoing persons; and

•	any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.
     The Governance Committee of the Board of Directors is responsible for reviewing and approving these transactions.
     Any transaction proposed to be entered into by the Company with an interested person must be reported to our General Counsel and reviewed and approved by the Governance Committee in accordance with the terms of this Policy, prior to effectiveness or consummation of the transaction, whenever practicable. If advance approval is not practicable under the circumstances, the Governance Committee will review and, in its discretion, may ratify the interested transaction at the next meeting of the Governance Committee. In the event management becomes aware of any further transactions subsequent to that meeting, such transactions may be presented to the Governance Committee for approval at the next Governance Committee meeting, or where it is not practicable or desirable to wait until the next Governance Committee meeting, to the Chair of the Governance Committee (who has delegated authority to act between Committee meetings) subject to ratification by the Governance Committee at its next meeting.
     Any transaction with an interested person previously approved by the Governance Committee or otherwise already existing that is ongoing in nature shall be reviewed by the Governance Committee annually.
     The Governance Committee (or the Chair) will approve only those transactions that are in, or are not inconsistent with, the best interests of the Company and our shareholders, as the Governance Committee (or the Chair) determines in good faith in accordance with its business judgment. In addition, the transaction must be on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.
     All transactions below have been considered and approved by the Governance Committee pursuant to this policy.
     Other transactions considered by our Board in assessing director independence, but which do not involve a direct or indirect material interest for the related person, are described in this proxy statement under the heading “Who are our independent directors?”

Real Property Lease
We lease the land for our Franklin, Massachusetts, plant from a partnership owned by Alan Bernon and his family. Our lease payments during 2006 totaled $700,000.
Minority Interest in Consolidated Container Holding Company
We own an approximately 25% minority interest in Consolidated Container Company through our subsidiary Franklin Plastics, Inc., in which we own an approximately 99% interest. Alan Bernon and his brother, Peter Bernon, collectively own the remaining approximately 1% ownership interest of Franklin Plastics, Inc. Consolidated Container Company is one of the nation’s largest manufacturers of rigid plastic containers and our largest supplier of plastic bottles and bottle components. We have owned our minority interest since July 1999, when we sold our plastic packaging operations to Consolidated Container Company. During 2006, we spent approximately $284.4 million on products purchased from Consolidated Container Company.
Professional Fees
During 2006, we paid legal fees and expenses of approximately $565,000 to Locke Liddell & Sapp LLP, where Michelle Goolsby’s husband is a partner, for legal services rendered on various matters.
Employment of Family Members
Pete Schenkel’s son and son-in-law are both employed by our Dairy Group. Stephen Schenkel, Pete Schenkel’s son, is the Sales Manager for Schepps Dairy and received total cash compensation of $154,500 in 2006 (including salary and bonus earned for 2006), in addition to benefits available to all similarly situated employees. In January 2006, he was granted options to purchase 1,763 (as adjusted for the special cash dividend) shares of our common stock. Craig Roberts, Pete Schenkel’s son-in-law, is General Manager of Oak Farms Dairy, and received total cash compensation of $180,111 in 2006 (including salary and bonus earned for 2006), in addition to benefits available to all similarly situated employees. In January 2006, he was granted options to purchase 1,763 (as adjusted for the special cash dividend) shares of our common stock. Options granted to Stephen Schenkel and Craig Roberts have an exercise price of $25.68 and will expire on January 13, 2016.
Have our equity compensation plans been approved by our stockholders?
Our equity compensation plans have been approved by our stockholders. In addition, from time to time we grant inducement grants outside our approved plans as permitted by New York Stock Exchange rules. The following table contains certain information about our plans as of December 31, 2006.

Number
	Number of				of Securities
	Securities		Weighted-		Remaining
	to be Issued		Average		Available for
	Upon Exercise		Exercise Price		Future Issuance
	of Outstanding		of Outstanding		Under Equity
	Options, Warrants		Options, Warrants		Compensation
Plan Category	and Rights		and Rights		Plans

Equity compensation plans approved by security holders	22,875,097		14.64		5,318,977
Equity compensation plans not approved by security holders	881,333	(1)	21.52	(1)	318,667	(2)

Total	23,756,430		14.89

(1)	Includes options and restricted share units issued as “inducement grants,” as such term is defined by the New York Stock Exchange. The options generally vest over three years and will expire on the tenth anniversary of the date of grant. The restricted share units generally vest ratably over five years. The options and restricted shares are generally subject to the same terms and conditions of those awarded pursuant to the plans approved by stockholders. Restricted share units do not have an exercise price and therefore are not included in the weighted-average exercise price calculation.

(2)	Remaining shares authorized for issuance as inducement grants which represents 1.2 million shares registered with the SEC less those previously issued.
Section 16(a) Beneficial Ownership
Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on our review of these forms or written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements were met during fiscal year 2006 with the following exceptions. In connection with the commencement of his employment as our Chief Financial Officer, Mr. Jack Callahan received options to purchase 110,000 shares of our common stock and 39,500 restricted stock units on May 9, 2006. These awards were disclosed in a Form 8-K filed on April 28, 2006 in advance of the grants and the Form 4 filing was made on May 26, 2006. Also, Mr. John Muse gifted to family members not residing in his household 1,000 shares on November 29, 2006 and 500 shares on December 13, 2006. A Form 5 reflecting those transactions was filed on March 2, 2007. Additionally, Mr. Fromberg made a charitable gift of 2,762 shares on April 7, 2006. A Form 5 reflecting this transaction was filed on March 21, 2007.
Dean Foods Company 2007 Stock Incentive Plan
Section 1. Purpose
The Plan is intended to promote the interests of the Company and its shareholders by (i) attracting and retaining non-employee directors and executive personnel and other key employees of outstanding ability; (ii) motivating non-employee directors and executive personnel and other key employees, by means of performance-related incentives, to achieve longer-range Performance Criteria; and (iii) enabling such non-employee directors and employees to participate in the growth and financial success of the Company.
Section 2. Definitions
(a) Certain Definitions. Capitalized terms used herein without definition shall have the respective meanings set forth below:
“Act” means the Securities Exchange Act of 1934, as amended.
“Affiliate” means (i) for purposes of Incentive Stock Options, any corporation that is a “parent corporation” (as defined in Section 424(e) of the Code) or a “subsidiary corporation” (as defined in Section 424(e) of the Code) of the Company, and (ii) for all other purposes, with respect to any person, any other person that (directly or indirectly) is controlled by, controlling or under common control with such person.
“Award” means any grant or award made pursuant to Sections 5 through 8 of the Plan, inclusive.
“Award Agreement” means either a written or electronic agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award or Awards granted to the Participant, or a written or electronic statement issued by the Company describing the terms and conditions of an Award or Awards.
“Board” means the Board of Directors of the Company.

“Cause” means (i) the willful failure of a Participant to perform substantially his or her duties; (ii) a Participant’s willful or serious misconduct that has caused, or could reasonably be expected to result in, material injury to the business or reputation of an Employer; (iii) a Participant’s conviction of, or entering a plea of guilty or nolo contendere to, a crime constituting a felony; (iv) the breach by a Participant of any written covenant or agreement with an Employer, any material written policy of any Employer or any Employer’s “code of conduct”, or (v) the Participant’s failure to cooperate with an Employer in any internal investigation or administrative, regulatory or judicial proceeding. In addition, the Participant’s Service shall be deemed to have terminated for Cause if, after the Participant’s Service has terminated (for a reason other than Cause), facts and circumstances are discovered that would have justified a termination for Cause.
“Change in Control” means the first occurrence of any of the following events after the Effective Date:
(i)	any person, entity or “group” (as defined in Section 13(d) of the Act), other than the Company, a wholly-owned subsidiary of the Company, and any employee benefit plan of the Company or any wholly-owned subsidiary of the Company, becomes a “beneficial owner” (as defined in Rule 13d-3 under the Act), of 30% or more of the combined voting power of the Company’s then outstanding voting securities;
(ii)	the persons who, as of the Effective Date, are serving as the members of the Board (the “Incumbent Directors”) shall cease for any reason to constitute at least a majority of the Board (or the board of directors of any successor to the Company), provided that any director elected to the Board, or nominated for election, by at least two-thirds of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this clause (ii);
(iii)	the Company consummates a merger or consolidation with any other corporation, and as a result of which (A) persons who were shareholders of the Company immediately prior to such merger or consolidation, do not, immediately thereafter, own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Company immediately prior to the merger or consolidation, more than 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors of (x) the Company or the surviving entity or (y) an entity that, directly or indirectly, owns more than 50% of the combined voting power entitled to vote generally in the election of directors of the entity described in subclause (x), and (B), within the twelve-month period after such consummation of the merger or consolidation, the members of the Board as of the consummation of such merger or consolidation cease to constitute a majority of the board of directors of the Company or the surviving entity (or the entity that, directly or indirectly, owns more than 50% of the combined voting power entitled to vote generally in the election of directors of the Company or such surviving entity);
(iv)	the shareholders of the Company approve a sale, transfer or other disposition of all or substantially all of the assets of the Company, which is consummated and immediately following which the persons who were shareholders of the Company immediately prior to such sale, transfer or disposition, do not own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Company immediately prior to the sale, transfer or disposition, more than 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors of (x) the entity or entities to which such assets are sold or transferred or (y) an entity that, directly or indirectly, owns more than 50% of the combined voting power entitled to vote generally in the election of directors of the entities described in subclause (x);
(v)	the shareholders of the Company approve a plan of complete liquidation of the Company, or such a plan is commenced; and
(vi)	any other event not described in clauses (i) through (v) above that the Board, in its discretion, determines to be a Change in Control.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Committee” means the Compensation Committee of the Board or such other committee of the Board as the Board shall from time to time designate to administer the Plan.
“Company” means Dean Foods Company, a Delaware corporation.
“Consultant” means any person, including an advisor, engaged by an Employer to render services to such Employer and who is not a Director or an Employee.
“Designated Beneficiary” means the beneficiary designated by the Participant, in a manner determined by the Committee, to receive amounts due the Participant in the event of the Participant’s death. In the absence of an effective designation by the Participant, Designated Beneficiary shall mean the Participant’s estate.
“Director” means any individual who is a member of the Board or the board of directors of an Affiliate of the Company.
“Disability” means, unless another definition is incorporated into the applicable Award Agreement, disability as specified under the long-term disability plan of the Company or an Affiliate thereof that covers the Participant, or if there is no such long-term disability plan, any other termination of a Participant’s Service under such circumstances that the Committee determines to qualify as a Disability for purposes of this Plan; provided that if a Participant is a party to an employment or individual severance agreement with an Employer that defines the term “Disability” then, with respect to any Award made to such Participant, “Disability” shall have the meaning set forth in such employment or severance agreement.
“Effective Date” means March 1, 2007, the date on which the Plan was approved by the Board.
“Employee” means any officer or employee employed by any Employer in a common-law employee-employer relationship.
“Employer” means the Company and any Affiliate thereof.
“Executive Officer” means any “officer” within the meaning of Rule 16(a)-1(f) promulgated under the Act or any “covered employee” within the meaning of Section 162(m)(3) of the Code.

“Fair Market Value” means the closing sales price (or average of the quoted closing bid and asked prices if there is no closing sale price reported) of the Common Stock on the date specified as reported by the principal national exchange or trading system on which the Common Stock is then listed or traded. If there is no reported price information for the Common Stock, the Fair Market Value will be determined by the Board or the Committee may, but shall not be obligated to, commission and rely upon an independent appraisal of the Common Stock.
“Incentive Stock Option” means a stock option granted under Section 7 of the Plan that is designated as an Incentive Stock Option that is intended to meet the requirements of Section 422 of the Code.
“Net Exercised” means the exercise of an Option or any portion thereof by the delivery of the greatest number of whole shares of Stock having a Fair Market Value on the date of exercise not in excess of the difference between the aggregate Fair Market Value of the shares of Stock subject to the Option (or the portion of such Option then being exercised) and the aggregate exercise price for all such shares of Stock under the Option (or the portion thereof then being exercised), with any fractional share that would result from such equation to be payable in cash.
“New Employer” means, after a Change in Control, a Participant’s employer, or any direct or indirect parent or any direct or indirect majority-owned subsidiary of such employer.
“Non-statutory Stock Option” means a stock option granted under Section 7 of the Plan that is not intended to be an Incentive Stock Option.
“Option” means an Incentive Stock Option or a Non-statutory Stock Option.
“Other Stock-Based Award” means an award of, or related to, shares of Stock other than Options, Restricted Stock, Performance Shares, Restricted Stock Units or Performance Units, as granted by the Committee in accordance with the provisions of Section 8 of the Plan.
“Participant” means an Employee, Director or Consultant who is selected by the Committee to receive an Award under the Plan.
“Performance Award” means an Award granted pursuant to Section 5 of the Plan of a contractual right to receive cash or Stock (as determined by the Committee) upon the achievement, in whole or in part, of the applicable Performance Criteria.
“Performance Criteria” means the objectives established by the Committee for a Performance Period pursuant to Section 5(c) of the Plan for the purpose of determining the extent to which an Award of Performance Shares, Performance Awards or Performance Units has been earned.
“Performance Period” means the period selected by the Committee during which performance is measured for the purpose of determining the extent to which an Award of Performance Shares, Performance Awards or Performance Units has been earned.
“Performance Share” means an Award granted pursuant to Section 5 of the Plan of a contractual right to receive one share of Stock (or the Fair Market Value thereof in cash or any combination of cash and Stock, as determined by the

Committee), or a fraction or multiple thereof, upon the achievement, in whole or in part, of the applicable Performance Criteria.
“Performance Unit” means an Award granted pursuant to Section 5 of the Plan of a contractual right to receive a fixed or variable dollar denominated unit (or a unit denominated in the Participant’s local currency), or a fraction or multiple thereof, upon the achievement, in whole or in part, of the applicable Performance Criteria. The Committee shall determine whether the earned portion of any such Performance Units shall be payable in cash, Stock or any combination thereof.
“Qualifying Termination of Employment” means a termination of a Participant’s Service with an Employer by reason of the Participant’s death, Disability or Retirement.
“Restriction Period” means the period of time selected by the Committee during which an Award of Restricted Stock and Restricted Stock Units, as the case may be, is subject to forfeiture and/or restrictions on transfer pursuant to the terms of the Plan.
“Restricted Stock” means shares of Stock contingently granted to a Participant under Section 6 of the Plan.
“Restricted Stock Unit” means a fixed or variable stock denominated unit contingently awarded to a Participant under Section 6 of the Plan.
“Retirement” means, unless another definition is incorporated into the applicable Award Agreement, a termination of the Participant’s Service at or after the Participant’s normal retirement age or earlier retirement date established under any qualified retirement plan maintained by the Company; provided that if a Participant is a party to an employment or individual severance agreement with an Employer that defines the term “Retirement” then, with respect to any Award made to such Participant, “Retirement” shall have the meaning set forth in such employment or severance agreement.
“Service” means the provision of services to the Company or its Affiliates in the capacity of (i) an Employee, (ii) a Director, or (iii) a Consultant.
“Special Termination” means a termination of the Participant’s Service due to death or Disability.
“Stock” means the common stock of the Company, par value $0.01 per share.
“Stock Appreciation Right” or “SAR” means an Award, granted alone or in tandem with an Option, designated as an SAR under Section 7 of the Plan.
“Subsidiary” means any business entity in which the Company possesses directly or indirectly fifty percent (50%) or more of the total combined voting power.
(b) Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

Section 3. Powers of the Committee
(a) Eligibility. Each Employee, Director or Consultant who, in the opinion of the Committee, has the capacity to contribute to the success of the Company is eligible to be a Participant in the Plan.
(b) Power to Grant and Establish Terms of Awards. The Committee shall have the discretionary authority, subject to the terms of the Plan, to determine which Employees, Directors or Consultants to whom Awards shall be granted, the type or types of Awards to be granted, and the terms and conditions of any and all Awards including, without limitation, the number of shares of Stock subject to an Award, the time or times at which Awards shall be granted, and the terms and conditions of applicable Award Agreements. The Committee may establish different terms and conditions for different types of Awards, for different Participants receiving the same type of Award, and for the same Participant for each type of Award such Participant may receive, whether or not granted at the same or different times.
(c) Administration. The Plan shall be administered by the Committee. The Committee shall have sole and complete authority and discretion to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time deem advisable, and to interpret the terms and provisions of the Plan. The Committee’s decisions (including any failure to make decisions) shall be binding upon all persons, including the Company, shareholders, Employers, and each Employee, Director, Consultant, Participant or Designated Beneficiary, and shall be given deference in any proceeding with respect thereto.
(d) Delegation by the Committee. The Committee may delegate to the Company’s Chief Executive Officer and/or to such other officer(s) of the Company, the power and authority to make and/or administer Awards under the Plan with respect to individuals who are below the position of an executive officer of the Company, pursuant to such conditions and limitations as the Committee may establish and only the Committee or the Board may select, and grant Awards to, executive officers or exercise any other discretionary authority under the Plan in respect of Awards granted to such executive officers. Unless the Committee shall otherwise specify, any delegate shall have the authority and right to exercise (within the scope of such person’s delegated authority) all of the same powers and discretion that would otherwise be available to the Committee pursuant to the terms hereof. The Committee may also appoint agents (who may be officers or employees of the Company) to assist in the administration of the Plan and may grant authority to such persons to execute agreements, including Award Agreements, or other documents on its behalf. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company.
(e) Restrictive Covenants and Other Conditions. Without limiting the generality of the foregoing, the Committee may condition the grant of any Award under the Plan upon the Participant to whom such Award would be granted agreeing in writing to certain conditions (such as restrictions on the ability to transfer the underlying shares of Stock) or covenants in favor of the Company and/or one or more Affiliates thereof (including, without limitation, covenants not to compete, not to solicit employees and customers and not to disclose confidential information, that may have effect following the termination of the Participant’s Service and after the Stock subject to the Award has been transferred to the Participant), including, without limitation, the requirement that the Participant disgorge any profit, gain or other benefit received in respect of the Award prior to any breach of any such covenant.
(f) Participants Based Outside the United States. To conform with the provisions of local laws and regulations, or with local compensation practices and policies, in foreign countries in which the Company or any of its Subsidiaries or

Affiliates operate, but subject to the limitations set forth in Section 4 of the Plan regarding the maximum number of shares of Stock issuable hereunder and the maximum Award to any single Participant, the Committee may (i) modify the terms and conditions of Awards granted to Participants employed outside the United States (“Non-US Awards”), (ii) establish, without amending the Plan, subplans with modified exercise procedures and such other modifications as may be necessary or advisable under the circumstances (“Subplans”), and (iii) take any action which it deems advisable to obtain, comply with or otherwise reflect any necessary governmental regulatory procedures, exemptions or approvals with respect to the Plan. The Committee’s decision to grant Non-US Awards or to establish Subplans is entirely voluntary and at the complete discretion of the Committee. The Committee may amend, modify or terminate any Subplans at any time, and such amendment, modification or termination may be made without prior notice to the Participants. The Company, Subsidiaries, Affiliates of any of the foregoing and members of the Committee shall not incur any liability of any kind to any Participant as a result of any change, amendment or termination of any Subplan at any time. The benefits and rights provided under any Subplan or by any Non-US Award (i) are wholly discretionary and, although provided by either the Company, a Subsidiary or Affiliate of any of the foregoing, do not constitute regular or periodic payments and (ii) are not to be considered part of the Participant’s salary or compensation under the Participant’s employment with the Participant’s local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. If a Subplan is terminated, the Committee may direct the payment of Non-US Awards (or direct the deferral of payments whose amount shall be determined) prior to the dates on which payments would otherwise have been made, and, in the Committee’s discretion, such payments may be made in a lump sum or in installments.
Section 4. Maximum Amount Available
for Awards
(a) Number. Subject in all cases to the provisions of this Section 4, the maximum number of shares of Stock that are available for Awards shall be six million shares, plus the number of shares remaining available for issuance as of the Effective Date under both the 1997 Stock Option and Restricted Stock Plan and the 1989 Stock Awards Plan. Such maximum number of shares shall be subject to adjustment in Section 4(d). Notwithstanding the provisions of Section 4(b) of the Plan, the maximum number of shares of Stock that may be issued in respect of Incentive Stock Options shall not exceed 1,000,000 shares. Shares of Stock may be made available from Stock held in treasury or authorized but unissued shares of the Company not reserved for any other purpose.
(b) Canceled, Terminated or Forfeited Awards, Etc. Any shares of Stock subject to an Award which for any reason expires without having been exercised, is canceled or terminated or otherwise is settled without the issuance of any Stock shall again be available for grant under the Plan; provided that, for purposes of Section 4(a) upon the Net Exercise of any Options or the exercise of any SAR, the gross number of shares as to which such Option or SAR is being exercised, and not just the net number of shares delivered upon such exercise, shall be treated as issued pursuant to the Plan.
(c) Individual Award Limitations. No Participant may be granted under the Plan in any calendar year Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units covering an aggregate of more than 1,000,000 shares of Stock, subject to adjustment in Section 4(d) or 10(b). No Participant may be granted Options and SARs on more than 1,000,000 shares of Stock under the Plan in any calendar year, subject to adjustment in Section 4(d) or 10(b). The maximum aggregate cash payment with respect to cash-based Awards (including Performance Awards) granted in any one fiscal year that may be made to any Participant shall be $5,000,000.

(d) Adjustment in Capitalization. In the event that the Committee shall determine that any stock dividend, stock split, share combination, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Stock at a price substantially below Fair Market Value, or other similar corporate event affects the Stock such that an adjustment is required in order to preserve, or to prevent the enlargement of, the benefits or potential benefits intended to be made available under this Plan, then an adjustment shall be made in the number and class of shares of stock available for Awards under Section 4(a) and the limitations in Section 4(c) and the Committee shall substitute for or add to each share of Stock that may become subject to an Award the number and kind of shares of stock or other securities into which each outstanding share of Stock was changed, for which each such share of Stock was exchanged, or to which each such share of Stock, as the case may be.
Section 5. Performance Awards, Performance Shares and Performance Units
(a) Generally. The Committee shall have the authority to determine the Participants who shall receive Performance Awards, Performance Shares and Performance Units, the number of Performance Shares and the number and value of Performance Units each Participant receives for each or any Performance Period, and the Performance Criteria applicable in respect of such Performance Awards, Performance Shares and Performance Units for each Performance Period. The Committee shall determine the duration of each Performance Period (which may differ from each other), and there may be more than one Performance Period in existence at any one time as to any Participant or all or any class of Participants. Each grant of Performance Shares and Performance Units shall be evidenced by an Award Agreement that shall specify the number of Performance Shares and the number and value of Performance Units awarded to the Participant, the Performance Criteria applicable thereto, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine. No shares of Stock will be issued at the time an Award of Performance Shares is made, and the Company shall not be required to set aside a fund for the payment of Performance Shares or Performance Units. Subject to the terms of the Plan, Performance Awards may be granted to Participants in such amounts, subject to such Performance Criteria, and upon such terms, and at any time and from time to time, as shall be determined by the Committee.
(b) Earned Performance Awards, Performance Shares and Performance Units. Performance Awards, Performance Shares and Performance Units shall become earned, in whole or in part, based upon the attainment of specified Performance Criteria or the occurrence of any event or events, including a Change in Control, as the Committee shall determine, either at or after the grant date. In addition to the achievement of the specified Performance Criteria, the Committee may, at the grant date, condition payment of Performance Awards, Performance Shares and Performance Units on the Participant completing a minimum period of Service following the grant date or on such other conditions as the Committee shall specify. The Committee may provide, at the time of any grant of Performance Shares or Performance Units, that if performance relative to the Performance Criteria exceeds targeted levels, the number of shares issuable in respect of each Performance Share or the value payable in respect of each Performance Unit shall be adjusted by such multiple (not in excess of 200%) as the Committee shall specify.
(c) Performance Criteria. At the discretion of the Committee, Performance Criteria may be based on the total return to the Company’s shareholders, inclusive of dividends paid, during the applicable Performance Period (determined either in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies), or upon the relative or comparative attainment of one or more of the following criteria, whether in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies: stock price, operating earnings or margins, net earnings, return on equity, income, market share, return on investment, return on capital employed, level of expenses, revenue cash flow and, in the case of persons who are not Executive Officers, such other criteria as may be determined by the Committee. Performance Criteria may be established on a Company-wide basis or with respect to one or more business units or divisions or Subsidiaries. When establishing Performance Criteria for a Performance Period, the Committee may exclude any or all “extraordinary items” as determined under U.S. generally accepted accounting principles including, without limitation, the charges or costs associated with restructurings of the Company or any Subsidiary, mergers, acquisitions, divestitures, discontinued operations, other unusual or non-recurring items, the cumulative effects of accounting changes or such other objective factors as the Committee deems appropriate. Except in the case of Awards to Executive Officers intended to be “other performance-based compensation” under Section 162(m)(4) of the Code, the Committee may also adjust the Performance Criteria for any Performance Period as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine.
(d) Special Rule for Performance Criteria. If, at the time of grant, the Committee intends an Award of Performance Awards, Performance Shares or Performance Units to qualify as “other performance-based compensation” within the meaning of Section 162(m)(4) of the Code, the Committee must establish the Performance Criteria for the applicable Performance Cycle no later than the 90th day after the Performance Cycle begins (or by such other date as may be required under Section 162(m) of the Code).
(e) Certification of Attainment of Performance Criteria. As soon as practicable after the end of a Performance Cycle and prior to any payment in respect of such Performance Cycle, the Committee shall certify in writing the amount of the Performance Award, the number of Performance Shares, or the number and value of Performance Units, that have been earned on the basis of performance in relation to the established Performance Criteria.
(f) Payment of Awards. Earned Performance Awards, Performance Shares and the value of earned Performance Units shall be distributed to the Participant or, if the Participant has died, to the Participant’s Designated Beneficiary, as soon as practicable after the expiration of the Performance Period and the Committee’s certification under Section 5(e) above, provided that (i) earned Performance Awards, Performance Shares and the value of earned Performance Units shall not be distributed to a Participant until any other conditions on payment of such Awards established by the Committee have been satisfied, and (ii) any amounts payable in respect of Performance Awards, Performance Shares or Performance Units pursuant to Section 9 of the Plan shall be distributed in accordance with Section 9. The Committee shall determine whether Performance Awards, Performance Shares and the value of earned Performance Units are to be distributed in the form of cash, shares of Stock or in a combination thereof, with the value or number of shares of Stock payable to be determined based on the Fair Market Value of Stock on the date of the Committee’s certification under Section 5(e) above.
(g) Newly Eligible Participants. Notwithstanding anything in this Section 5 to the contrary, the Committee shall be entitled to make such rules, determinations and adjustments as it deems appropriate with respect to any Participant who becomes eligible to receive Performance Awards, Performance Shares or Performance Units after the commencement of a Performance Cycle.

(h) Termination of Service.
(i)	Qualifying Termination of Employment. Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, a Participant whose Service terminates by reason of a Qualifying Termination of Employment on or after the first anniversary of the commencement of the relevant Performance Cycle (or such other period as the Committee shall specify at the time of grant of the Performance Awards, Performance Shares or Performance Units) shall be entitled to a distribution of the same Performance Awards, number of Performance Shares, or the value of Performance Units (without pro-ration) that would have been payable for the Performance Cycle had his or her Service continued until the end of the applicable Performance Cycle. Any Performance Awards, Performance Shares or value of Performance Units becoming payable in accordance with the preceding sentence shall be paid at the same time as the Performance Awards, Performance Shares and the value of Performance Units are paid to other Participants (or at such earlier time as the Committee may permit). Any rights that a Participant or Designated Beneficiary may have in respect of any Performance Awards, Performance Shares or Performance Units outstanding at the date of the Qualifying Termination of Employment that are not available to be earned or that are not earned in accordance with this Section 5(h)(i) shall be forfeited and canceled, effective as of the date of the Participant’s termination of Service.
(ii)	Termination for any Other Reason. Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, if a Participant’s Service is terminated for any reason other than a Qualifying Termination of Employment during a Performance Cycle, all of the Participant’s rights to Performance Awards, Performance Shares and Performance Units related to such Performance Cycle shall be immediately forfeited and canceled as of the date of such termination of Service. Notwithstanding the immediately preceding sentence, a Participant’s rights in respect of unearned Performance Awards, Performance Shares and Performance Units shall in all events be immediately forfeited and canceled as of the date of the Participant’s termination of Service for Cause.
(iii)	- Termination in Connection with a Change in Control. Notwithstanding anything to the contrary in this Section 5(h), Section 9 of the Plan shall determine the treatment of Performance Awards, Performance Shares and Performance Units upon a Change in Control, including the treatment of such Awards granted to any Participant whose Service is involuntarily terminated by an Employer other than for Cause or whose Service is terminated due to a Special Termination, in either case, on or after the date on which the shareholders of the Company approve the transaction giving rise to the Change in Control, but prior to the consummation thereof.
Section 6. Restricted Stock and Restricted
Stock Units
(a) Grant. Restricted Stock and Restricted Stock Units may be granted to Participants at such time or times as shall be determined by the Committee. The grant date of any Restricted Stock or Restricted Stock Units under the Plan will be the date on which such Restricted Stock or Restricted Stock Units are awarded by the Committee, or such other date as the Committee shall determine. Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement that shall specify (i) the number of shares of Restricted Stock and the number of Restricted Stock Units granted to each Participant, (ii) the Restriction Period(s) applicable thereto and (iii) such other terms and conditions not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters. Awards of Restricted Stock Units shall be evidenced by a bookkeeping entry in the Company’s records (or by such other reasonable method as the Company shall determine from time to time).

(b) Vesting. Restricted Stock and Restricted Stock Units granted to Participants under the Plan shall be subject to a Restriction Period. Except as otherwise determined by the Committee at or after the grant date, and subject to the Participant’s continued employment with his or her Employer on such date, the Restricted Stock shall vest ratably over five years upon each anniversary of the grant date. The Committee may provide that the Restriction Period on Restricted Stock or Restricted Stock Units shall lapse, in whole or in part, upon the achievement of performance criteria (and without regard to the minimum service requirement), which criteria shall be selected from those available to the Committee under Section 5(c) of the Plan, provided that any Award of Restricted Stock made to any Executive Officer that is intended to qualify as “other performance-based compensation” under Section 162(m) of the Code shall be subject to the same restrictions and limitations applicable to Awards of Performance Shares under Section 5(d) of the Plan and subject to the certification required under Section 5(e) of the Plan. The Restriction Period shall also lapse, in whole or in part, upon the occurrence of any event or events, including a Change in Control, specified in the Plan, or specified by the Committee, in its discretion, either at or after the grant date of the applicable Award.
(c) Dividend Equivalents. The Committee shall determine whether and to what extent dividends payable on Stock will be credited, or paid currently, to a Participant in respect of an Award of Restricted Stock Units. Unless otherwise determined by the Committee at or after the grant date, a Participant holding Restricted Stock Units shall not be entitled to exercise any voting rights and any other rights as a shareholder with respect to shares of Stock underlying such Award.
(d) Settlement of Restricted Stock and Restricted Stock Units. At the expiration of the Restriction Period for any Restricted Stock, the Company shall remove the restrictions applicable to the Restricted Stock, and shall, upon request, deliver the stock certificates evidencing such Restricted Stock to the Participant or the Participant’s legal representative (or otherwise evidence the issuance of such shares free of any restrictions imposed under the Plan). At the expiration of the Restriction Period for any Restricted Stock Units, for each such Restricted Stock Unit, the Participant shall receive, in the Committee’s discretion, (i) a cash payment equal to the Fair Market Value of one share of Stock as of such payment date, (ii) one share of Stock or (iii) any combination of cash and shares of Stock having an aggregate value equal to the Fair Market Value of one share of Stock.
(e) Restrictions on Transfer. Except as provided herein or in an Award Agreement, shares of Restricted Stock and Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered during the Restriction Period. Any such attempt by the Participant to sell, assign, transfer, pledge or encumber shares of Restricted Stock and Restricted Stock Units without complying with the provisions of the Plan shall be void and of no effect.
(f) Termination of Service.
(i)	Qualifying Termination of Employment. Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, if a Participant’s Service terminates by reason of a Qualifying Termination of Employment during the Restriction Period, a pro rata portion of any Stock related to Restricted Stock or a Restricted Stock Unit held by such Participant shall become nonforfeitable at the date of such termination, based on the number of full calendar months of such Participant’s Service relative to the number of full calendar months in the relevant Restriction Period.

(ii)	Termination for any Other Reason. Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, if a Participant’s Service terminates for any reason other than a Qualifying Termination of Employment during the Restriction Period, any Restricted Stock or Restricted Stock Units held by such Participant shall be forfeited and canceled as of the date of such termination of Service. Notwithstanding the immediately preceding sentence, a Participant’s rights in respect of unvested Restricted Stock or Restricted Stock Units shall in all events be immediately forfeited and canceled as of the date of the Participant’s termination of Service for Cause.

(iii)	Termination in Connection with a Change in Control. Notwithstanding anything to the contrary in this Section 6(f), Section 9 of the Plan shall determine the treatment of Restricted Stock and Restricted Stock Units upon a Change in Control, including the treatment of such Awards granted to any Participant whose Service is involuntarily terminated by an Employer other than for Cause or whose Service is terminated due to a Special Termination, in either case, on or after the date on which the shareholders of the Company approve the transaction giving rise to the Change in Control, but prior to the consummation thereof.
Section 7. Stock Options and Stock Appreciation Rights
(a) Grant. Options and Stock Appreciation Rights (“SARs”) may be granted to Participants at such time or times as shall be determined by the Committee. The Committee shall have the authority to grant Incentive Stock Options, Non-statutory Stock Options and SARs. The grant date of an Option or SAR under the Plan will be the date on which the Option or SAR is awarded by the Committee, or such other future date as the Committee shall determine in its sole discretion. Each Option or SAR shall be evidenced by an Award Agreement that shall specify the type of Option Award granted, the exercise price, the duration of the Option or SAR, the number of shares of Stock to which the Option or SAR pertains, the conditions upon which the Option or SAR or any portion thereof shall become vested or exercisable and such other terms and conditions not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters. For the avoidance of doubt, Incentive Stock Options may only be granted to Employees.
(b) Exercise Price. The Committee shall establish the exercise price at the time each Option or SAR is granted, which price shall not be less than 100% of the Fair Market Value of the Stock on the grant date. Notwithstanding the foregoing, if an Incentive Stock Option is granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate thereof, the exercise price shall be at least 110% of the Fair Market Value of the Stock on the grant date.
(c) Vesting and Exercisability. Except as otherwise determined by the Committee at or after the grant date, and subject to the Participant’s continued employment with his or her Employer on such date, each Option and SAR awarded to a Participant under the Plan shall become vested and exercisable in three approximately equal installments on each of the first three anniversaries of the grant date. Options and SARs may also become exercisable, in whole or in part, upon the occurrence of any event or events, including a Change in Control, specified in the Plan, or specified by the Committee, in its discretion, either at or after the grant date of the applicable Option or SAR. In its discretion, the Committee may also establish performance conditions with respect to the exercisability of any Option or SAR during a Performance Period selected by the Committee. No Option or SAR shall be exercisable on or after the tenth anniversary of its grant date (the fifth anniversary of the grant date for an Incentive Stock Option is granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate thereof). The Committee may impose such conditions with respect to the exercise of Options or SARs, including without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable.
(d) Payment of Option Exercise Price. No Stock shall be delivered pursuant to any exercise of an Option until payment in full of the exercise price therefore is received by the Company. Such payment may be made in cash or its equivalent or, if permitted by the Committee, (i) by exchanging shares of Stock owned by the Participant for at least six months (or for such greater or lesser period as the Committee may determine from time to time) and which are not the subject of any pledge or other security interest, (ii) through an arrangement with a broker approved by the Company whereby payment of the exercise price is accomplished with the proceeds of the sale of Stock or (iii) by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Stock so tendered to the Company, valued as of the date of such tender, is at least equal to such exercise price of the portion of the Option being exercised. Additionally, to the extent authorized by the Committee (whether at or after the grant date), Options may be Net Exercised subject to such terms and conditions as the Committee may from time to time impose. The Company may not make a loan to a Participant to facilitate such Participant’s exercise of any of his or her Options or payment of taxes.
(e) Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying: (i) the excess of the Fair Market Value of a share of Stock on the date of exercise over the grant price; by (ii) the number of shares of Stock with respect to which the SAR is exercised. At the sole discretion of the Committee, the payment upon SAR exercise may be in cash, in shares of Stock of equivalent value, or in some combination thereof.
(f) Incentive Stock Option Status. Notwithstanding anything in this Plan to the contrary, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code.
(g) Termination of Service.
(i)	Special Termination. Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, if the Participant’s Service is terminated due to a Special Termination, then all Options and SARs held by the Participant on the effective date of such Special Termination shall vest and become exercisable and shall remain exercisable until the first to occur of (A) the first anniversary of the effective date of such Special Termination (or, for Incentive Stock Options, the first anniversary of such Special Termination) or (B) the expiration date of the Option or SAR.

(ii)	Termination for any Other Reason. Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, (A) if the Participant’s Service is voluntarily or involuntarily terminated for any reason other than a Special Termination prior to the expiration date of the Option or SAR, any Options and SARs that have not become vested and exercisable on or before the effective date of such termination shall terminate on such effective date, and (B) if the Participant’s Service is terminated voluntarily or involuntarily for any reason other than a Special Termination or for Cause, any vested and exercisable Options and SARs then held by the Participant shall remain exercisable for a period of 90 days following the effective date of such termination of Service.

(iii)	Termination for Cause. Notwithstanding anything contrary in this Section 7(g), if the Participant’s Service is terminated for Cause, then all Options or SARs (whether or not then vested or exercisable) shall terminate and be canceled immediately upon such termination, regardless of whether then vested or exercisable.

(iv)	Termination in Connection with a Change in Control. Notwithstanding anything to the contrary in this Section 7(g), Section 9 of the Plan shall determine the treatment of Options and SARs upon a Change in Control, including the treatment of Options and SARs granted to any Participant whose Service is involuntarily terminated by an Employer other than for Cause or whose Service is terminated due to a Special Termination, in either case, on or after the date on which the shareholders of the Company approve the transaction giving rise to the Change in Control, but prior to the consummation thereof.
Section 8. Other Stock-Based Awards
(a) Other Stock Based Awards. The Committee may grant Other Stock-Based Awards, including, but not limited to, the outright grant of Stock in satisfaction of obligations of the Company or any Affiliate thereof under another compensatory plan, program or arrangement, modified Awards intended to comply with or structured in accordance with the provisions of applicable non-U.S. law or practice, or the sale of Stock, in such amounts and subject to such terms and conditions as the Committee shall determine, including, but not limited to, the satisfaction of Performance Criteria. Each Other-Stock Based Award shall be evidenced by an Award Agreement that shall specify the terms and conditions applicable thereto. Any Other Stock-Based Award may entail the transfer of actual shares of Stock or the payment of the value of such Award in cash based upon the value of a specified number of shares of Stock, or any combination of the foregoing, as determined by the Committee. The terms of any Other Stock-Based Award need not be uniform in application to all (or any class of) Participants, and each Other Stock-Based Award granted to any Participant (whether or not at the same time) may have different terms.
(b) Termination of Service. In addition to any other terms and conditions that may be specified by the Committee, each Other Stock-Based Award shall specify the impact of a termination of Service upon the rights of a Participant in respect of such Award. At the discretion of the Committee, such conditions may be the same as apply with respect to Restricted Stock or Restricted Stock Units, or may contain terms that are more or less favorable to the Participant.
Section 9. Change in Control
(a) Accelerated Vesting and Payment.
(i)	In General. Except as provided in an employment or individual severance agreement between a Participant and an Employer or an Award Agreement, upon a Change in Control (i) all outstanding Options shall become vested and exercisable immediately and (ii) the Restriction Period on all outstanding Restricted Stock and Restricted Stock Units shall lapse immediately. Additionally, the Committee (as constituted prior to the Change in Control) may provide that in connection with the Change in Control (i) each Option shall be canceled in exchange for an amount (payable in accordance with Section 9(a)(iii) below) equal to the excess, if any, of the Fair Market Value over the exercise price for such Option and (ii) each share of Restricted Stock and each Restricted Stock Unit shall be canceled in exchange for an amount (payable in accordance with Section 9(a)(iii) below) equal to the Fair Market Value, multiplied by the number of shares of Stock covered by such Award.

(ii)	Performance Awards, Performance Shares and Performance Units. Except as provided in an Award Agreement, in the event of a Change in Control, (i) each outstanding Performance Award and Performance Share shall be canceled in exchange for a payment equal to the greater of (a) the payment that would have been payable had each such Performance Award or Performance Share been deemed equal to 100% or (b) the actual performance to date (or such greater or lesser percentage as the Committee shall specify at the grant date or such greater percentage as the Committee shall specify after the grant date) and (ii) each outstanding Performance Unit shall be canceled in exchange for a payment equal to the greater of (a) the value that would have been payable had each such Performance Unit been deemed equal to 100% or (b) the actual performance to date (or such greater or lesser percentage as the Committee shall specify at the grant date or such greater percentage as the Committee shall specify after the grant date) of its initially established dollar or local currency denominated value.

(iii)	Payments. Payment of any amounts calculated in accordance with Sections 9(a)(i) and (ii) shall be made in cash or, if determined by the Committee (as constituted prior to the Change in Control), in shares of the stock of the New Employer having an aggregate fair market value equal to such amount or in a combination of such shares of stock and cash. All amounts payable hereunder shall be payable in full, as soon as reasonably practicable, but in no event later than ten business days, following the Change in Control. For purposes hereof, the fair market value of one share of stock of the New Employer shall be determined by the Committee (as constituted prior to the consummation of the transaction constituting the Change in Control) in good faith.
(b) Termination of Service Prior to Change in Control. In the event that any Change in Control occurs as a result of any transaction described in clause (iii) or (iv) of the definition of such term, any Participant whose Service is involuntarily terminated by an Employer other than for Cause or is terminated due to a Special Termination, in either case, on or after the date on which the shareholders of the Company approve the transaction giving rise to the Change in Control, but prior to the consummation thereof, shall be treated, solely for purposes of this Plan (including, without limitation, this Section 9), as continuing in Service until the occurrence of such Change in Control and to have been terminated immediately thereafter.
Section 10. Effective Date, Amendment, Modification and Termination of the Plan
or Awards
(a) General. The Plan shall be effective on the Effective Date, and shall continue in effect, unless sooner terminated pursuant to this Section 10, until the tenth anniversary of the Effective Date, after which no new Awards may be granted under the Plan. The Board may at any time in its sole discretion, for any reason whatsoever, terminate or suspend the Plan, and from time to time may amend or modify the Plan; provided that without the approval by a majority of the votes cast at a duly constituted meeting of shareholders of the Company, no amendment or modification to the Plan may (i) materially increase the benefits accruing to Participants under the Plan, (ii) except as otherwise expressly provided in Section 4(d) of the Plan, materially increase the number of shares of Stock subject to the Plan or the individual Award limitations specified in Section 4(c) of the Plan, (iii) materially modify the requirements for participation in the Plan or (iv) materially modify the Plan in any other way that would require shareholder approval under any regulatory requirement that the Committee determines to be applicable. In the event that the Committee shall determine that such action would, taking into account such factors as it deems relevant, be beneficial to the Company, the Committee may affirmatively act to amend, modify or terminate any outstanding Award at any time prior to payment or exercise in any manner not inconsistent with the terms of the Plan, subject to Section 10(b), including without limitation, to change the date or dates as of which (A) an Option becomes exercisable, (B) a Performance Award, Performance Share or Performance Unit is deemed earned, or (C) Restricted Stock and Restricted Stock Units becomes nonforfeitable, except that no outstanding Option or SAR may be amended or otherwise modified or exchanged (other than in connection with a transaction described in Section 4(d) of the Plan) in a manner that would have the effect of reducing its original exercise price or otherwise constitute repricing. Any such action by the Committee shall be subject to the Participant’s consent if the Committee determines that such action would adversely affect in any material way the Participant’s rights under such Award, whether in whole or it part. No amendment, modification or termination of the Plan or any Award shall adversely affect in any material way any Award theretofore granted under the Plan, without the consent of the Participant.
(b) Adjustment of Awards Upon the Occurrence of Certain Events.
(i)	Equity Restructurings. If the outstanding shares of Stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Company through a non-reciprocal transaction between the Company and its stockholders that causes the per share fair market value underlying an Award to change, such as stock dividend, stock split, spin-off, rights offering, recapitalization through a large, non-recurring cash dividend, or other similar transaction, a proportionate adjustment shall be made to the number or kind of shares or securities allocated to Awards that have been granted prior to any such change. Any such adjustment in an outstanding Option or SAR shall be made without change in the aggregate exercise price applicable to the unexercised portion of such Option or SAR but with a corresponding adjustment in the exercise price for each share of Stock or other unit of any security covered by such Option or SAR.

(ii)	Reciprocal Transactions. The Board may, but shall not be obligated to, make an appropriate and proportionate adjustment to an Award or to the exercise price of any outstanding Award, and/or grant an additional Award to the holder of any outstanding Award, to compensate for the diminution in the intrinsic value of the shares of Stock resulting from any reciprocal transaction.

(iii)	Certain Unusual or Nonrecurring Events. In recognition of unusual or nonrecurring events affecting the Company or its financial statements, or in recognition of changes in applicable laws, regulations or accounting principles, and, whenever the Board determines that adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Board may, using reasonable care, make adjustments in the terms and conditions of, and the criteria included in, Awards. In case of an Award designed to qualify for the Performance-Based Exception (as defined in Code Section 409A), the Board will take care not to make an adjustment that would disqualify the Award.

(iv)	Fractional Shares and Notice. Fractional shares of Stock resulting from any adjustment in Awards pursuant to this Section 10(b) may be settled in cash or otherwise as the Board determines. The Company will give notice of any adjustment to each Participant who holds an Award that has been adjusted and the adjustment (whether or not such notice is given) will be effective and binding for all Plan purposes.
Section 11. Deferrals and Section 409A
Notwithstanding anything in this Plan to the contrary, no terms of this Plan relating to Awards or any deferral with respect thereto shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to cause an Award, or the deferral or payment thereof, to become subject to interests and additional tax under Section 409A.
Section 12. General Provisions
(a) Withholding. The Employer shall have the right to deduct from all amounts paid to a Participant in cash (whether under this Plan or otherwise) any amount required by law to be withheld in respect of Awards under this Plan as may be necessary in the opinion of the Employer to satisfy any applicable tax withholding requirements under the laws of any country, state, province, city or other jurisdiction, including but not limited to income taxes, capital gains taxes, transfer taxes, and social security contributions that are required by law to be withheld. In the case of payments of Awards in the form of Stock, at the Committee’s discretion, the Participant shall be required to either pay to the Employer the amount of any taxes required to be withheld with respect to such Stock or, in lieu thereof, the Employer shall have the right to retain (or the Participant may be offered the opportunity to elect to tender) the number of shares of Stock whose Fair Market Value equals such amount required to be withheld.
(b) Nontransferability of Awards. No Award shall be assignable or transferable except by will or the laws of descent and distribution; provided that the Committee may permit (on such terms and conditions as it shall establish) a Participant to transfer an Award for no consideration to the Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have all of the beneficial interest and any other entity in which these persons (or the Participant) own all of the voting interests (“Permitted Transferees”). Except to the extent required by law, no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant. All rights with respect to Awards granted to a Participant under the Plan shall be exercisable during the Participant’s lifetime only by such Participant or, if applicable, his or her Permitted Transferee(s). The rights of a Permitted Transferee shall be limited to the rights conveyed to such Permitted Transferee, who shall be subject to and bound by the terms of the agreement or agreements between the Participant and the Company.
(c) No Limitation on Compensation. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation, in cash or property, in a manner which is not expressly authorized under the Plan.
(d) No Right to Employment. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Employer. The grant of an Award hereunder, and any future grant of Awards under the Plan is entirely voluntary, and at the complete discretion of the Company. Neither the grant of an Award nor any future grant of Awards by the Company shall be deemed to create any obligation to grant any further Awards, whether or not such a reservation is explicitly stated at the time of such a grant.
     The Plan shall not be deemed to constitute, and shall not be construed by the Participant to constitute, part of the terms and conditions of employment and participation in the Plan shall not be deemed to constitute, and shall not be deemed by the Participant to constitute, an employment or labor relationship of any kind with an Employer. Each Employer expressly reserves the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein and in any agreement entered into with respect to an Award. The Company expressly reserves the right to require, as a condition of participation in the Plan, that Award recipients agree and acknowledge the above in writing. Further, the Company expressly reserves the right to require Award recipients, as a condition of participation, to consent in writing to the collection, transfer from the Employer to the Company and third parties, storage and use of personal data for purposes of administering the Plan.
(e) No Rights as Shareholder. Subject to the provisions of the applicable Award contained in the Plan and in the Award Agreement, no Participant, Permitted Transferee or Designated Beneficiary shall have any rights as a shareholder with respect to any shares of Stock to be distributed under the Plan until he or she has become the holder thereof.
(f) Construction of the Plan. The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Delaware (without reference to the principles of conflicts of law).
(g) Compliance with Legal and Exchange Requirements. The Plan, the granting and exercising of Awards thereunder, and any obligations of the Company under the Plan, shall be subject to all applicable federal, state and foreign country laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Stock is listed. The Company, in its discretion, may postpone the granting and exercising of Awards, the issuance or delivery of Stock under any Award or any other action permitted under the Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Stock or other required action under any federal, state or foreign country law, rule or regulation and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Stock in compliance with applicable laws, rules and regulations. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue Stock in violation of any such laws, rules or regulations, and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Awards. Neither the Company nor its directors or officers shall have any obligation or liability to a Participant with respect to any Award (or Stock issuable thereunder) that shall lapse because of such postponement.
(h) Indemnification. Each person who is or shall have been a member of the Committee and each delegate of such Committee shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be made a party or in which he or she may be involved in by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided that the Company is given an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it personally. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or by-laws, by contract, as a matter of law, or otherwise.
(i) No Impact On Benefits. Except as may otherwise be specifically stated under any employee benefit plan, policy or program, no amount payable in respect of any Award shall be treated as compensation for purposes of calculating a Participant’s right under any such plan, policy or program.
(j) No Constraint on Corporate Action. Nothing in this Plan shall be construed (i) to limit, impair or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell or transfer all or any part of its business or assets or (ii) to limit the right or power of the Company, or any Subsidiary, to take any action which such entity deems to be necessary or appropriate.

(k) Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.

DEAN FOODS COMPANY	YOUR VOTE IS IMPORTANT VOTE BY TELEPHONE OR ONLINE 24 HOURS A DAY, 7 DAYS A WEEK

ONLINE			TELEPHONE			MAIL

https://www.proxypush.com/df			1-866-813-1445
•	Go to the website address listed above.	OR	•	Use any touch-tone telephone.	OR	•	Mark, sign and date your proxy card.
•	Have your proxy card ready.		•	Have your proxy card ready.		•	Detach your proxy card.
•	Follow the simple instructions that appear on your computer screen.		•	Follow the simple recorded instructions.		•	Return your proxy card in the postage-paid envelope provided.
Your telephone or online vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or online there is no need for you to mail back your proxy.

1-866-813-1445 CALL TOLL-FREE TO VOTE

☐
▼ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR ONLINE ▼

Mark, sign, date and return this proxy card promptly using the enclosed envelope.	☒	Votes must be indicated (x) in Black or Blue ink.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 and 3.
1.	Re-Election of Directors for a 3-Year Term

	FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 4.
		FOR	AGAINST	ABSTAIN
4.	Stockholder proposal regarding separation of the Chief Executive Officer and Chairman of the Board roles.	☐	☐	☐

Nominees: 01-Alan J. Bernon, 02-Gregg L. Engles, 03-Ronald Kirk.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below).
*Exceptions

		FOR	AGAINST	ABSTAIN
2.	Approval of a New Equity Incentive Plan.	☐	☐	☐

3.	Proposal to ratify Deloitte & Touche LLP as independent auditor.	☐	☐	☐

In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

Plan to attend the Annual Meeting.	☐

Have written comments on the reverse side of card.	☐
To change your address, please mark this box.	☐

S C A N   L I N E
Please sign exactly as your name or names appear above. For joint holders, both should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your title.

Date	Stockholder sign here	Co-Owner sign here

Dear Stockholder:
     On the reverse side of this card are instructions on how to vote your shares for the election of directors and all other proposals by telephone or online. We encourage you to vote now, by telephone or online. Your vote will be recorded the same as if you mailed in your proxy card. See the enclosed proxy statement and the enclosed proxy card for further information about voting procedures.
     If you have elected to view the Dean Foods proxy statement and annual report online instead of receiving copies in the mail, you can now access the proxy statement for the 2007 annual stockholders’ meeting and the 2006 annual report online through the following address: http://www.deanfoods.com, click on “Investors” and click on Annual Report.
     If you notified us previously that you prefer to receive the annual report and proxy electronically, then you may not have received paper copies. If you would like paper copies of the proxy statement and annual report, Dean Foods will provide a copy to you upon request. To obtain a copy of these documents, please call 214-303-3438.
     Thank you for your attention to these matters.
Dean Foods Company

PROXY	DEAN FOODS COMPANY	PROXY

ANNUAL MEETING OF STOCKHOLDERS – MAY 18, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Gregg L. Engles and Michelle P. Goolsby and each of them as proxies for the undersigned, with full power of substitution, to act and to vote all the shares of common stock of Dean Foods Company held of record by the undersigned on March 23, 2007, at the annual meeting of stockholders to be held on Friday, May 18, 2007, or any adjournment thereof.
     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3 AND AGAINST THE STOCKHOLDER PROPOSAL.
IMPORTANT – IF YOU INTEND TO VOTE BY MAILING IN THIS PROXY CARD, RATHER THAN
BY PHONE OR ON LINE, YOU MUST SIGN AND DATE THE REVERSE SIDE.

Comments:
DEAN FOODS COMPANY
P.O. BOX 11333
NEW YORK, N.Y. 10203-0333